      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                           WESTBURY METALS GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                 --------------

                  NEW YORK                                        6770                                      11-3023099
       (State or other jurisdiction of                (Primary Standard Industrial                       (I.R.S. Employer
       incorporation or organization)                  Classification Code Number)                    Identification Number)

                                750 SHAMES DRIVE
                            WESTBURY, NEW YORK 11590
                                 (516) 997-8333
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                 MANDEL SHERMAN
                             CHIEF EXECUTIVE OFFICER
                           WESTBURY METALS GROUP, INC.
                                750 SHAMES DRIVE
                            NEW YORK, NEW YORK 11590
                                 (516) 997-8333
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                MARC D. BASSEWITZ
                                LATHAM & WATKINS
                             SEARS TOWER, SUITE 5800
                             CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement is declared effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
  TITLE OF SHARES TO BE     AMOUNT TO BE REGISTERED   PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM             AMOUNT OF
       REGISTERED                     (1)                PRICE PER SHARE (2)      AGGREGATE OFFERING PRICE      REGISTRATION FEE
                                                                                             (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par           3,145,312                 $4.171875                $13,121,848.50               $3,464.17
value
====================================================================================================================================

    (1) Represents 1,875,494 shares of common stock issued and outstanding and 1,269,818 shares of common stock issuable upon exercise of warrants by the selling stockholders.

    (2) Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) using the average of the bid and ask sale prices reported on the Nasdaq Bulletin Board for Westbury Metal Group's common stock on April 6, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED APRIL 10, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                           WESTBURY METALS GROUP, INC.

                        3,145,312 SHARES OF COMMON STOCK

         This prospectus relates to the public offering of up to 3,145,312 shares of our common stock held by the stockholders named in this prospectus and the person(s) to whom the stockholders may transfer their shares, including shares of common stock to be acquired upon exercise of warrants. The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares, and the selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

         Our common stock is traded on the Nasdaq Bulletin Board under the symbol "WMET." On April 6, 2000, the average of the bid and ask sale prices for the common stock as reported on the Nasdaq Bulletin Board was $ 4.171875 per share.



                              --------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                              --------------------





NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                              --------------------

                  The date of this Prospectus is         , 2000

                              --------------------

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

PROSPECTUS SUMMARY.......................................................1

RISK FACTORS.............................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................8

USE OF PROCEEDS..........................................................9

SELECTED CONSOLIDATED FINANCIAL DATA....................................10

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS  OF OPERATIONS....................................11

BUSINESS................................................................17

MANAGEMENT..............................................................22

CERTAIN TRANSACTIONS....................................................26

PRINCIPAL STOCKHOLDERS..................................................28

THE SELLING STOCKHOLDERS................................................29

PLAN OF DISTRIBUTION....................................................34

DESCRIPTION OF CAPITAL STOCK............................................36

LEGAL MATTERS...........................................................37

EXPERTS.................................................................37

WHERE YOU CAN FIND INFORMATION..........................................37


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Westbury Metals Group common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and the financial statements and notes thereto, before deciding to invest in shares of our common stock.

                              WESTBURY METALS GROUP

         We are a rapidly growing provider of integrated fabrication, reclamation, refining, processing, and financial and risk management services to small and medium sized consumers of precious metals and intermediate industrial products. Our primary focus is on the manufacture and sale of base and precious metal products to industrial users. We also reclaim precious and specialty metals from scrap and industrial residue from industrial scrap and provide industrial commodity management services to industrial users. Management has built the company through a series of strategic acquisitions of small to medium-sized metals companies and through internal growth. Our revenues have grown from approximately $1.5 million for the fiscal year ended June 30, 1997 to approximately $34.5 million for the fiscal year ended June 30, 1999 and from approximately $14.6 million for the six months ended December 31, 1998 to approximately $36.5 million for the six months ended December 31, 1999.

         We provide a broad range of processing, refining and financial services in connection with reclamation of precious and specialty metals from primary and secondary sources. We reclaim gold, silver, platinum and palladium from scrap and residues from the electronics, jewelry, petroleum, dental, chemical, automotive, mining and aerospace industries. After controlled weighing, sampling and assaying to determine values and to settle with the customer, we either purchase the reclaimed metal or return it to the customer. Through our 98% owned Peruvian subsidiary, Alloy Trading S.A., we import metals for our own use, as well as for direct sales to third parties.

         Through our subsidiaries, we operate in three inter-related areas of the precious metals business:

         - Industrial Products - We manufacture and sell customized, value-added precious and base metal products principally to the North American metal finishing and plating industry.

         - Metal Processing - We reclaim precious and specialty metals materials through processing and refining services, including platinum group metals from used automotive catalytic converters.

         - Industrial Commodities Management - We buy, sell and finance metal for our own account and for our customers and offer hedging and risk management services, including spot fixing market pricing and forward contracts, to our customers.

         We believe that we are one of only a few companies that offers a full range of precious metal related services to small and medium-sized customers. We offer services to our customers throughout the entire operating cycle - from fabrication through recycling back to fabrication, together with hedging and risk management services. We believe that our ability to address our customers' needs throughout their precious metal usage cycle distinguishes us from most of our competitors and positions us to expand sales to our existing customers.

         We were incorporated in New York in August 1990 under the name Rosecap, Inc. Westbury Metals Group, Inc. and our subsidiaries were formed through a reverse merger of Westbury Acquisition Corporation and Westbury Alloys, Inc. on March 31, 1998. On June 18, 1998, we changed our name to Westbury Metals Group, Inc. Our principal executive offices are located at 750 Shames Drive, Westbury, New York 11590, and our telephone number is (516) 997-8333.

                                  THE OFFERING

Common stock offered by selling stockholders:
  Common stock ...............................   1,875,494 shares
  Common stock issuable upon the
    exercise of warrants......................   1,269,818 shares

Common Stock outstanding......................   5,270,028 shares*

Use of proceeds...............................   We will not receive any
                                                 proceeds from this offering.
                                                 All proceeds will be received
                                                 by the selling stockholders.
                                                 We will receive the net
                                                 proceeds from the exercise,
                                                 if any, of warrants issued in
                                                 the private placement.

Nasdaq OTC Bulletin Board symbol..............   "WMET"

-------------------------

*   Based on the shares of common stock outstanding as of March 31, 2000.
    Excludes:

- 1,269,818 shares of common stock issuable upon exercise of warrants held by the selling stockholders at an exercise price of $4.00 per share;

- 502,778 shares of common stock issuable upon exercise of warrants held by eight debtholders at an exercise price of $2.25 per share;

- 93,273 shares of common stock issuable upon exercise of warrants held by Alliance Capital Investment Corp. at an exercise price of $9.00 per share; and

- an aggregate of 750,000 shares of common stock reserved for issuance under our stock option plan of which 389,000 shares are subject to outstanding options, at a weighted average exercise price of $2.02 per share.

                             SUMMARY FINANCIAL DATA
          (in thousands, except per share data and shares outstanding)

                                                                                                                SIX MONTHS ENDED
                                                               FISCAL YEAR ENDED JUNE 30,                         DECEMBER 31,
                                                               --------------------------                    ----------------------
                                                  1995(1)    1996(1)   1997       1998           1999          1998         1999
                                                  ----       ----      ----       ----           ----          ----         ----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenue..............................           -          -       1,541  $   3,300     $   34,470    $  14,594    $   36,475
Total cost of sales........................           -          -         704      2,143         31,422       13,269        34,575
                                                 ------     ------      ------  ----------    ----------    ---------    ----------

Gross profit...............................         -          -           837       1,157         3,048        1,325         1,900
Total operating expenses...................         6          6           874       1,472         2,900        1,248         2,062
                                                 ------     ------      ------  ----------    ----------    ---------    ----------

(Loss) earnings from operations............        (6)         (6)         (37)       (315)          148           77          (162)
Net (loss) income .........................      $ (6)     $   (6)      $ (103) $     (424)   $     (185)   $      59    $     (568)
                                                 ------    ------       ------  ----------    ----------    ---------    ----------

Net (loss) income
    per share-basic and diluted............      $(0.10)    $(0.10)     $(0.05) $   (0.20)    $    (0.06)   $     0.02   $    (0.17)
                                                 ======     ======      ======  ==========    ==========    ==========   ==========

Weighted average number of shares
    outstanding-basic and diluted..........      62,500     62,500   1,937,500   2,173,139     3,197,586     3,197,312    3,415,885
                                                 ======     ======   =========  ==========    ==========    ==========   ==========

-----------------------

(1) Reflects financial data for Rosecap, Inc., predecessor to Westbury Metals Group, Inc.


                                                                        AS OF JUNE 30, 1999     AS OF DECEMBER 31, 1999
                                                                        -------------------     -----------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................................           $1,242                    $1,365
Total current assets...............................................           $5,305                    $7,408
Total assets.......................................................           $9,157                   $11,280
Current liabilities................................................           $5,300                    $3,376
Long-term debt.....................................................           $1,342                    $2,680
Total stockholders' equity.........................................           $2,515                    $5,224

                                  RISK FACTORS

         This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only ones we face.

IMPLEMENTATION OF BUSINESS STRATEGY

         Our objective is to achieve revenue and margin enhancements through aggressive cross-selling of our fabrication, refining and risk management services to existing customers. We also intend to pursue acquisitions on a strategic basis to complement our business strengths and further expand our capabilities.

         Our ability to achieve our objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue certain aspects of our business strategy and may adopt alternative or additional strategies due to competitive factors or factors not currently foreseen, such as unforeseen costs and expenses or events beyond our control, such as economic downturn.

         One element of our growth strategy is to pursue acquisitions, investments and strategic alliances that either expand or complement our business. We may not be able to identify acceptable opportunities or complete any acquisitions, investments or strategic alliances on favorable terms or in a timely manner. Acquisitions and, to a lesser extent, investments and strategic alliances involve a number of risks, including:

         - the diversion of management's attention to the assimilation of the operations and personnel of the new business,

         -    adverse short-term effects on our operating results, and

         - the inability to successfully integrate new businesses with our existing business, including financial reporting, management and information technology systems.

         In addition, we may require additional debt or equity financings for future acquisitions, investments or strategic alliances which may not be available on favorable terms, if at all. We may not be able to successfully integrate or operate profitably any new business we acquire and we cannot assure you that any other investments we make or strategic alliances we enter into will be successful.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATING ACQUIRED COMPANIES

         We entered into our current line of business in 1998. Each acquired company was operated as a separate independent entity prior to its acquisition, and we cannot assure you that we will be able to integrate the operations of these businesses successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The historical results of the acquired companies cover periods when the acquired companies and Westbury Metals Group were not under common control or management and may not be indicative of our future financial or operating results. Our inability to successfully integrate acquisitions would have a material adverse effect on our business, financial condition and results of operations and would make it unlikely that our acquisition program will be successful.

ABSENCE OF PROFITABILITY

         We have incurred net operating losses since our inception. Net losses for the years ended June 30, 1998 and 1999 and for the six months ended December 31, 1999 were $424,441, $184,694 and $567,509, respectively. We may continue to incur losses as we expand and we may never become profitable, or if we achieve profitability, we may be unable to remain so. Our future profitability will depend on a number of factors, including the availability of capital and our ability to implement our business plan. Our operating results will also depend on factors beyond our control, such as the strength of competition and the market for our products and services.

POSSIBLE IMPACT OF VARYING METAL PRICES

         The principal materials used by us are silver, gold and platinum and various specialty metals. The metals industry as a whole is cyclical, and at times pricing and availability of raw materials in the metals industry can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, adversely affect our net sales, operating margin and net income. We maintain substantial inventories of metal to accommodate our needs and the requirements of our customers. Our commitments for metal purchases are generally at prevailing market prices in effect at the time we place our orders. Although we hedge our precious metal inventories, we have no long-term, fixed-price purchase contracts. During periods of rising raw materials prices, we may be unable to pass any portion of such increases on to our customers. When raw material prices decline, customer demands for lower prices could result in lower sale prices and, as we use existing inventory, lower margins. Changing metal prices could adversely affect our operating margin and net income.

HEDGING UNCERTAINTIES

         All of the precious metal inventory that we own is subject to the price fluctuations of the commodities market. In order to protect the inherent value of the metal once it is purchased, we hedge our precious metal against these market fluctuations. Hedging consists of the sale or purchase of forward contracts for the physical delivery of metal. When we purchase precious metal, we sell a forward contract to protect against fluctuating market prices. Conversely, when we sell precious metal, we buy a contract to close the transaction. Futures contracts are measured at market value with unrealized gains and losses reflected in operations during the period.

         We maintain forward and futures contract facilities with principals and brokerage firms that operate daily in the selling and buying of precious metals. The continuing availability of these facilities is not assured, and therefore we may be at risk in the event there is not a counter-party with which a future or forward contract can be executed. Also, there may be market circumstances when the price of a precious metal is very volatile, meaning that the market price is quickly changing. In these situations we may not be able to sell or buy a contract at a price, which fully protects our corresponding purchase or sale price.

EXCESS CAPACITY

         There is significant excess capacity in the U.S. precious metals refining industry. The existence of such excess capacity may constrain prices that we and our competitors can charge for our services, which could negatively impact profit margins.

CYCLICALITY OF DEMAND

         We sell many of our products to industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand and other factors beyond our control. We may be unable to increase or maintain our level of sales in periods of economic stagnation or downturn.

COMPETITION

         We are engaged in a highly fragmented and competitive industry. We compete with a large number of other medium-sized value-added precious metals refiners/reclaimers on a regional and local basis, some of which may have greater financial resources than us. We also compete to a lesser extent with large precious metals refiners, who typically sell to very large customers requiring regular shipments of large volumes of precious metals. We may also face competition for acquisition candidates from those large refiners that have acquired a number of metals service center businesses during the past decade. Other smaller metals refiners/reclaimers may also seek acquisitions from time to time. Increased competition with respect to acquisitions and for increased sales to new and existing customers could have a material adverse effect on our net sales and profitability.

DEPENDENCE ON FUTURE FINANCING

         We operate in a capital intensive industry. We believe that we will require additional financing in the future to continue to make key acquisitions, to maintain sufficient inventories of precious metals and for working capital. We plan to seek the additional financing we will require through the sale of additional debt or equity securities, through bank loans or through strategic partnerships. Over the past few years, some banks that had traditionally offered metal loans and hedging services have stopped making metal and asset-based loans and bank or other financing necessary to our business plan may be unavailable or available only on terms unacceptable to us. If we are not able to secure future financing, we may have to reduce overall operations, reduce our precious metal inventories or forego expansion opportunities.

DEPENDENCE ON KEY PERSONNEL

         Our success depends, in large part, upon the talents and skills of Mandel Sherman and other senior managers. On January 1, 1998, Westbury Alloys, Inc. entered into a three-year employment agreement with Mr. Sherman. In addition, we have taken out a $1,000,000 keyman life insurance policy for Mr. Sherman. To the extent that any of our management personnel is unable or refuses to continue association with us, a suitable replacement would have to be found. We may be unable to find suitable replacements for such personnel.

IMPACT OF ENVIRONMENTAL AND OTHER REGULATION

         As a manufacturer, refiner and reclaimer of precious metals, we are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations of the U.S. and foreign countries. Our refining activities are subject to extensive and rigorous government regulations designed to protect the environment from wastes, emissions and hazardous substances, particularly with respect to the emissions of air pollutants, the discharge of treated water, and the disposal and storage of hazardous substances. We and our predecessors have operated manufacturing facilities since 1968 and have used, generated and disposed of various substances and wastes which are or may be considered hazardous. For example, we dispose of treated water from our refining process from our Westbury, New York facility. Although we believe that our facilities are in substantial compliance with environmental laws currently applicable to our storage and disposal activities, additional environmental issues and related matters may arise relating to past activities that could require significant expenditure. In addition, we cannot assure you that we have been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in connection with such requirements in the future. These requirements are complex, constantly changing and have tended to become more stringent over time. It is possible that these requirements may change or liabilities may arise in the future in a manner that could have a material adverse effect on our business.

CONTROL BY EXISTING SHAREHOLDERS

         As of March 31, 2000, directors, executive officers and principal shareholders of Westbury Metals Group, and certain of their affiliates, owned beneficially approximately 28.23% of our outstanding common stock. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adopting or amending provisions in our Certificate of Incorporation and By-laws and approving certain mergers or other similar transactions, such as sales of substantially all of our assets. Such control by existing shareholders could delay, defer or prevent a change in control transaction.

LIMITED FLOAT

         Although our common stock is available for trading on the NASDAQ Bulletin Board, there is currently no active trading market for the common stock.

POSSIBLE VOLATILITY OF STOCK PRICE IN THE PUBLIC MARKET

         The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly traded precious metals companies have in the past been, and can in the future be expected to be, especially volatile. Environmental regulatory developments, fluctuations in the prices of gold and silver and economic and other external factors, as well as period-to-period fluctuations in our financial results, may have a significant impact on the market price of our common stock. Sales of common stock in the public market could adversely affect prevailing market prices.

ADDITIONAL SECURITIES AVAILABLE FOR ISSUANCE

         Our certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. At this time 5,270,028 shares of common stock have been issued. Accordingly, investors purchasing shares in this offering will depend upon the judgment of management in connection with the future issuance and sale of shares of our capital stock, whether in acquisition transactions or capital raising transactions. Additional share issuances may substantially dilute the investment of our existing stockholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions that cover these forward-looking statements. These statements, which include statements regarding the anticipated business operations of Westbury Metals Group described in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus relate to expectations concerning matters that are not historical facts. We intend to identify forward-looking statements with words such as "projects," "believes," "anticipates," "expect," "intend," "plans," "may" or similar words and expressions. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. However, there may be events in the future that we are not able to predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                 USE OF PROCEEDS

         All of the shares of our common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares. We will receive the net proceeds from the exercise, if any, of warrants issued in the private placement. If all of the warrants are exercised, we will receive $5,079,272 in net proceeds, which we intend to use for general corporate purposes.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The following table sets forth the high and low closing bid prices for the periods indicated as reported by the Nasdaq Bulletin Board and do not include retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions. We commenced trading on the Nasdaq Bulletin Board in September 1998 under the symbol "WMET."


                                              High Bid                Low Bid
                                              --------                -------
Fiscal Year 1998:

First Quarter                                Not Traded              Not Traded
Second Quarter                               Not Traded              Not Traded
Third Quarter                                Not Traded              Not Traded
Fourth Quarter                               Not Traded              Not Traded

Fiscal Year 1999:

First Quarter                                Not Traded              Not Traded
Second Quarter                                $  3.0                  $  3.0
Third Quarter                                    2.375                   3.1875
Fourth Quarter                                   3.0                     3.625

Fiscal Year 2000:

First Quarter                                    3.625                   2.75
Second Quarter                                   4.5                     2.75
Third Quarter                                    4.625                   4.0625
Fourth Quarter (through April  , 2000)



         At March 31, 2000, we had 245 holders of record of our common stock.

         We have not paid any cash dividends on our common stock to date and do not anticipate declaring or paying any cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA
          (in thousands, except per share data and shares outstanding)



                                                                                                              SIX MONTHS
                                                                                                              ----------
                                                        FISCAL YEAR ENDED JUNE 30,                         ENDED DECEMBER 31,
                                                    -----------------------------------                 -----------------------
                                        1995 (1)     1996 (1)     1997          1998          1999         1998         1999
                                        -------     --------   ----------    ----------    ----------   ----------   ----------
                                                                                                              (unaudited)
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenue:
   Precious metal sales...........            -           -             -    $    1,425    $   29,132   $   12,272   $   31,078
   Refining.......................            -           -         1,541         1,875         5,338        2,322        5,397
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
      Total Revenue...............            -           -         1,541         3,300        34,470       14,594       36,475
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
Cost of Sales:....................
   Cost of precious metal sales...            -           -             -         1,336        27,971       11,360       30,383
   Cost of refining...............            -           -           704           807         3,451        1,909        4,191
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
      Total Cost of Sales.........            -           -           704         2,143        31,422       13,269       34,575
                                        -------     -------    ----------    ----------    ----------   ----------   ----------

Gross Profit......................            -           -           837         1,157         3,048        1,325        1,900
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
Operating Expenses:
   Selling, general and                       6           6           735         1,377         2,733        1,175        1,828
   administrative expenses........
   Depreciation and amortization..            -           -           139            95           167           73          234
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
      Total Operating Expenses....            6           6           874         1,472         2,900        1,248        2,062
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
(Loss) Earnings from Operations...           (6)         (6)          (37)         (315)          148           77         (162)

Other Expenses (Income):
   Interest expense...............            -           -            57           132           276           70          415
   Interest income................            -           -             -           (22)          (29)         (31)           -
   Other income...................            -           -             -             -             -          (29)           9
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
      Total Other Expenses........            -           -            57           110           247           10          406
                                        -------    --------    ----------    ----------    ----------   ----------   ----------
(Loss) Earnings before Provision             (6)         (6)          (94)         (424)          (99)          67         (568)
for Income Taxes

Provision for Income Taxes........            -           -             9             -            86           (8)           -
                                        -------     -------    ----------    ----------    ----------   ----------   ----------
Net (Loss) Income.................      $    (6)    $    (6)   $     (103)   $     (424)   $     (185)  $       59   $     (568)
                                        -------     -------    ----------    ----------    ----------   ----------   ----------

Net (Loss) Income Per Share -           $ (0.10)    $ (0.10)   $    (0.05)   $    (0.20)   $    (0.06)  $     0.02   $    (0.17)
basic and diluted.................      =======     =======    ==========    ==========    ==========   ==========   ==========

Weighted Average Number of Shares        62,500      62,500     1,937,500     2,173,139     3,197,586    3,197,312    3,415,885
Outstanding - Basic and Diluted...      =======     =======    ==========    ==========    ==========   ==========   ==========


    (1) Reflects financial data for Rosecap, Inc., predecessor to Westbury Metals Group, Inc.




                                                                   AS OF JUNE 30,                             AS OF DECEMBER 31,
                                              --------------------------------------------------------        -------------------
CONSOLIDATED BALANCE SHEET DATA:              1995      1996          1997          1998          1999          1998         1999
                                              ----      ----          ----          ----          ----          ----         ----
                                                                                                                   (unaudited)
Cash and cash equivalents...........          $16       $11         $   73        $  878        $ 1,242       $  635       $ 1,365
Total current assets................           16        11          1,578         2,851          5,305        4,041         7,408
Total assets........................           16        11          2,187         3,632          9,157        5,366        11,280
Current liabilities.................            2         3          2,155           984          5,300        2,347         3,376
Long-term debt......................            -         -             15             -          1,342          312         2,680
Total stockholders' equity .........           14         8             17         2,648          2,515        2,707         5,224

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

         Through our subsidiaries, we engage in four significant areas of the precious metals business.

-        WESTBURY INTERNATIONAL, INC.
         Commodity and risk management services, including metals leasing, financing arrangements, cash and forward purchases and sales for internal metals management requirements.

         We expect to enter into long-term contracts for both the procurement and sale of precious metals on both a domestic and international basis.

-        RELIABLE-WEST TECH, INC.
         Manufacture and sale of precious and base metal products for use by industry.

-        WESTBURY ALLOYS, INC.
         Refining services to accumulators and manufacturers of precious metals.

-        WEST-CAT (trade name)
         Catalyst procurement and collection for the purpose of processing and recovery of platinum group metals.

         Our strategy of increasing sales volume through acquisitions was partly accomplished in June 1999 when we purchased Reliable Corporation. Reliable Corporation manufactures various forms of silver anode products for use by the plating business that services various industries. In addition to this product line, Reliable has the capability and capacity to produce other mill products without incurring significant capital investment. The integration of this operation into Westbury Metals Group has shifted our principal focus of our business from refining and reclamation services to a mix of products and services that provide improved gross margins and increased diversification.

RESULTS OF OPERATIONS

         The following table sets forth, as a percentage of revenue, certain items appearing in our statements of operations for the indicated periods:



                                                  FISCAL YEAR ENDED                       SIX MONTHS ENDED
                                                       JUNE 30,                             DECEMBER 31,
                                               ------------------------               ------------------------
Revenues:                                      1999                1998               1999                1998
--------                                       ----                ----               ----                ----
Sales.................................         84.5%               43.2%              85.2%               84.1%
Refining..............................         15.5                56.8               14.8                15.9
                                              -----               -----              -----               -----
Total Revenues........................        100.0%              100.0%             100.0%              100.0%


The net loss for the years ended June 30, 1999 and June 30, 1998 was ($184,694) and ($424,441), respectively. The net loss per diluted share for the years ended June 30, 1999 and June 30, 1998 was ($.06) and ($.20), respectively. The net
(loss) income for the six months ended December 31, 1999 and December 31, 1998 was ($567,509) and $59,604, respectively. The net (loss) income per diluted share for the six months ended December 31, 1999 and December 31, 1998 was ($0.17) and $0.02, respectively.

COMPARISON OF SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

       Revenues were $36,474,799 for the six months ended December 31,1999 compared to $14,594,357 for the six months ended December 31, 1998. Of the total increase, $18,805,641 related to the industrial product sales and industrial commodities management divisions, while $3,074,801 related to our refining and processing activities. The increases at our industrial product sales and our industrial commodities management divisions are directly related to the new financing arrangement with the bank, the acquisition of Reliable Corporation, and the expanded operations of the refining division.

       Reliable-West Tech commenced operations on April 1, 1998 and acquired substantially all of the assets of Reliable Corporation on June 30, 1999. For the six months ended December 31, 1999, this subsidiary recorded gross revenues of $10,525,737. The industrial commodities management division, which started business in July 1998, was responsible for an additional $20,552,553 in gross revenues for the six months ended December 31, 1999. The revenues relate to precious metal sales to industrial end users. Combined product and precious metal sales were $31,078,290 for the six months ended December 31, 1999 compared to $12,272,649 for the six months ended December 31, 1998, resulting in an increase of $18,805,641.

       Through the diversification of the refining area and the increased catalytic converter business, net refining revenues for the six months ended December 31, 1999 were $5,396,509 compared to $2,321,708 for the six months ended December 31, 1998 for an increase of $3,074,801.

       The percentage of total revenues for the six months ended December 31, 1999 compared to the six months ended December 31, 1998 by revenue source were as follows: product and precious metal sales were 85.2% and 84.1%, respectively, and refining revenues were 14.8% and 15.9%, respectively.

       Cost of precious metal sales were $30,383,330 or 97.8% of sales for the six months ended December 31, 1999 compared to $11,360,310 or 92.6% of sales for the six months ended December 31, 1998. This 5.2% increase in cost of sales is due to the lower than anticipated metal yields and accountability from catalytic converter processed materials and refining activity. The estimates used to calculate the precious metals recovery from refining catalytic converter materials were adjusted during the quarter ended December 31, 1999 to more accurately reflect the current refining yields. This resulted in the decrease of the amounts recorded for precious metal recoveries and caused the sharp increase in the cost of sales for the industrial commodities management division.

       Cost of refining revenues were $4,191,312 or 77.7% of refining fees for the six months ended December 31, 1999 compared to $1,908,515 or 82.2% of refining fees for the six months ended December 31, 1998. This decrease of 4.5% in cost of refining is primarily due to the increased volume in catalysts, which more amply covered the primarily fixed labor and facility costs.

       Selling, general and administrative expenses increased by $652,974 or 55.6% from $1,174,899 for the six months ended December 31, 1998 to $1,827,873 for the six months ended December 31, 1999. This increase is the result of new employees hired at the sales and operational levels to facilitate the expansion of Reliable-West Tech and the catalytic converter processing business.

       Depreciation and amortization expense was $234,288 for the six months ended December 31, 1999 compared to $73,186 for the six months ended December 31, 1998. This increase of $161,102 or 220.1% was principally due to the depreciation on the building, machinery and equipment, and related goodwill from the acquisition of Reliable Corporation.

       Interest expense was $414,809 for the six months ended December 31, 1999 compared to $69,923 for the six months ended December 31, 1998. The increase of $344,886 or 493.2% was primarily due to increased working capital usage of the new bank facility along with debt service for the Reliable Corporation acquisition and interest charges for the subordinated debt.

         CASH FLOWS FROM OPERATING ACTIVITIES

         Net cash used in operating activities was $3,118,116 for the six months ended December 31, 1999 compared to $973,291 for the six months ended December 31, 1998, an increase of $2,144,825. Cash used in operating activities was primarily due to the net loss generated from operations, as well as increases in inventory, decreases in due to customers and the repayment of the promissory note to the shareholders of Reliable Corporation.

         CASH FLOWS FROM INVESTING ACTIVITIES

         Net cash used in investing activities for the six months ended December 31, 1999 was $170,010 and primarily included the acquisition of equipment for the processing of materials from the film industry and coin blanking tools and dies.

         Net cash used in investing activities for the six months ended
December 31, 1998 included the acquisition of the 900 Shames Drive, Westbury, NY facility, for $510,000, which is primarily used for the processing of catalysts, as well as for administrative offices.

         CASH FLOWS FROM FINANCING ACTIVITIES

         Net cash provided by financing activities for the six months ended December 31, 1999 is primarily due to $3,288,845 of net capital proceeds from the private placement and exercise of stock warrants. Additionally, proceeds from the new revolving credit agreement, which commenced in July 1999, and, the issuance of a note for $2,000,000 in subordinated debt contributed to the cash provided from financing activities. The increase was offset by the repayment of the note payable to the former Reliable Corporation shareholder of $1,192,578 and the repayment of $691,779 of long-term debt, which included $500,000 related to the subordinated note.

         During the six months ended December 31, 1999, we issued 140,972 shares of common stock to warrant holders at exercise prices of $2.00 and $2.25 per share for net proceeds of $313,438.

COMPARISON OF FISCAL YEARS ENDED JUNE 30, 1999 AND 1998

         Revenues were $34,469,788 for fiscal 1999 compared to $3,300,144 for fiscal 1998. Of the total increase, $27,706,645 was attributable to increases in industrial product sales and industrial commodities management activities, while $3,462,999 was attributable to increases in our refining and processing activities. This increase is primarily the result of expanding operations outside of the refining services offered in the past.

         Reliable-West Tech, our manufacturer and seller of base and precious metal products for industrial uses commenced operations on April 1, 1998. Reliable-West Tech recorded gross revenues of $8,907,529, compared to $1,425,315 for the four months in which it operated during fiscal 1998. The industrial products management division started business in July 1998 and generated $20,224,430 in gross revenues for fiscal 1999. The division revenues relate to precious metal sales to industrial end users. Combined product and precious metal sales were $29,131,960 for fiscal 1999 compared to $1,425,315 for fiscal 1998, resulting in an increase of $27,706,645.

         Through the diversification of its refining area and greater efficiencies in its catalyst operations, net refining revenues for fiscal 1999 were $5,337,828, compared to $1,874,829 for fiscal 1998, for an increase of $3,462,999 or 185%.

         The percentage of total revenues for fiscal 1999 compared to fiscal 1998 by revenue source were as follows: product and precious metal sales were 84.5% and 43.2%, respectively, and refining revenues were 15.5% and 56.8%, respectively.

         Cost of precious metal sales were $27,970,518 or 96.0% of sales for fiscal 1999 compared to $1,335,607 or 93.7% of sales for fiscal 1998. This increase of 2.3% in cost of sales is due to our strategy of increasing our trading volume given the limitation of our capital base. Due to this strategy, we hold our positions for shorter periods and receiving a lower average margin on an increased volume of transactions.

         Cost of refining revenue were $3,451,001 or 64.7% of refining fees for fiscal 1999 compared to $807,221 or 43.5% of refining fees for fiscal 1998. This increase of 21.2% in cost of refining is primarily due to the increased cost of catalysts, and the related labor, facility and transportation costs.

         Selling, general and administrative expenses increased by $1,355,521, or 98.4%, in fiscal 1999, as we hired new sales, administrative and operations employees to support our expansion.

         Depreciation and amortization expense was $166,897 for fiscal 1999 compared to $94,696 for fiscal 1998. This increase of $72,201, or 76.2%, was due to the depreciation on the acquired building, machinery and equipment in the current fiscal year and the full year impact on fixed assets acquired in the prior fiscal year.

         Interest expense was $276,148 for the year ended June 30, 1999 compared to $132,090 for the year ended June 30, 1998. The increase of $144,058 or 109.1% was primarily due to borrowings under the revolving credit facility which was established in September 1998.

         The provision for income taxes of $85,952 for the year ended June 30, 1999 is primarily attributable to the income derived from our 98% owned Peruvian subsidiary.

         CASH FLOWS FROM OPERATING ACTIVITIES

         Net cash used in operating activities was ($616,675) in fiscal 1999 compared to ($554,649) in fiscal 1998 which represents an increase of $62,026. Working capital decreased by $1,861,623, primarily due to an increase in accounts receivable and to the operating loss incurred in fiscal 1999, which were partially offset by the increase in amounts due to customers.

         CASH FLOWS FROM INVESTING ACTIVITIES

         Net cash used in investing activities in fiscal 1999 included the September 1998 acquisition of the 900 Shames Drive, Westbury, New York facility, for $510,000, which is primarily used for the processing of catalysts, as well as for administrative offices.

         On June 30, 1999, we purchased the land and building at which Reliable Corporation operated its business for $185,000. Closing of this acquisition for accounting purposes is June 30, 1999. The property is located at 302 Platts Mill Road, Waterbury, Connecticut. The facility will be used for manufacturing and sales offices for Reliable-West Tech.

         CASH FLOWS FROM FINANCING ACTIVITIES

         Net cash provided by financing activities in fiscal 1999 is primarily due to the proceeds received under the revolving credit agreement which commenced in October 1998, as well as from the exercise of stock warrants.

         During the fiscal year ended June 30, 1999, we issued 50,000 shares of common stock upon exercise of warrants at an exercise price of $2.00 per share, for total proceeds of $100,000.

LIQUIDITY AND CAPITAL RESOURCES

         Working capital increased by $4,026,858, primarily due to the issuance of stock, for the six month period ending December 31, 1999.

         We had been relying on a gold consignment program and internally generated funds to finance our metal purchases, inventories and accounts receivable. Inventories are stated at current market value. On July 13 1999, we negotiated with a bank a new revolving credit agreement, which included a precious metal consignment facility. We now may borrow on consignment and fund our gold, platinum, palladium and silver requirements. Title to the consigned precious metals remains with the consignor. The value of consigned gold, platinum, palladium and silver that we hold is not included in our inventory and there is no related liability recorded. At June 30, 1999 and December 31, 1999 we held $2,401,638 and $4,264,398, respectively, of precious metal under the consignment agreement with a bank for which we are charged a consignment fee based on current market rates. Price fluctuations in the precious metals markets may result in an interruption of our gold, platinum, palladium and silver supplies and use of the precious metals consignment facility.

         On September 28, 1998 we entered into a loan agreement with a credit corporation for a $2,000,000 revolving line of credit used for working capital requirements. We were charged an origination fee of 2% of the available line, an underutilized loan fee of 1% and interest at the prime rate plus 2%. In July 1999, we replaced this loan agreement with a $12,000,000 revolving credit loan from Bank Boston N.A. The Company, , Westbury International, Inc. and Westbury Alloys, Inc. are co-borrowers under the credit facility. This $12,000,000 revolving credit loan has a $7,000,000 sublimit for a consignment facility, $1,500,000 credit facility for forward contracts and the remaining balance may be utilized to meet working capital requirements. Interest on the consignment of precious metals accrues at the Bank Boston Precious Metals Cost of funds rate plus 2.50%. Interest on the remaining borrowings accrues at option at LIBOR (as defined in the agreement) plus 2.50% or Prime (as defined in the agreement) plus .50%. The co-borrowers' obligations are secured by a security interest in the assets of the co-borrowers and the guaranties of the co-borrowers. In addition, the loan obligations are further secured by an unlimited guaranty agreement of the Westbury Metals Group, which is secured by a first priority security interest in all of our tangible and intangible personal property and by a pledge of the stock of Reliable-West Tech, Westbury International, Inc. and Westbury Alloys, Inc. In addition, the same entities issued a two-year subordinated term note to Alliance Capital Investments Corp. in the amount of $2,000,000. Interest on the two-year subordinated term note accrues at a rate equal to prime plus 4% and is payable monthly. The principal portion of the two-year subordinated term note becomes due in July 2001. The co-borrowers' obligations are secured by a second priority security interest in their assets. As additional consideration for the loan, we also granted to Alliance Capital Investments Corp. a warrant for the purchase of 90,000 shares of our Common Stock at an exercise price of $9.00 per share. The warrants become exercisable in July 2000 and expire in January 2002.

         During the past two years, we have raised capital from the sale of common stock and warrants to fund a portion of our cash flow needs and our business expansion. In addition, we entered into the above referenced financing agreement to fund our working capital. However, to date, we have incurred losses, and therefore have not generated sufficient cash flow to fund our overall expansion and growth plans. In order to continue our expansion and growth strategy, we will need to raise additional capital from either the sale of securities or the restructure of our working capital financing arrangements. We may not be successful in raising additional capital or in restructuring our working capital financing agreement. If we are unable to raise additional capital or further leverage our assets, then we may have to curtail some of our expansion and growth plans.

INFLATION

         Inflation potentially affects us in two principal ways. First, a portion of our debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact metals purchases and other costs. In the past few years, however, inflation has not been a significant factor.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

         Recent pronouncements of the Financial Accounting Standards Board, which are not required to be adopted at this date, include Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards No. 133, as deferred by Statement of Financial Accounting Standards No. 137, is effective for fiscal quarters of all fiscal years beginning after June 15, 2000. Based upon current data, the adoption of this pronouncement is not expected to have a material impact on our consolidated financial statements.

RECENT DEVELOPMENTS

         Our Management has been concentrating on building market share at Reliable-West Tech through our internal sales force. With the acquisition of Reliable Corporation, our management anticipates annual sales at Reliable-West Tech to increase 300% in the current fiscal year ending July 30, 2000 compared to the prior fiscal year. On March 31, 2000, we entered into a purchase and sale agreement with SPM Corporation to acquire selected assets of SPM Corporation related to its silver product line for a purchase price of $1.3 million, plus accounts receivable and inventory. The cash portion of the purchase price is $1,075,000 plus the value of accounts receivable and inventory; we will also deliver a promissory note at closing in the aggregate principal amount of $225,000. The promissory note will provide for 8% interest and will mature eight years after issuance. The assets of SPM Corporation will be consolidated with Reliable-West Tech. The closing of this transaction is conditioned upon satisfactory due diligence and bank approval.

         During the quarter ended December 31, 1999, we became aware that the third party refinery with whom we have contracted to process the catalytic converter materials was returning recovered precious metals in an amount which was less than industry averages. As a result, management has negotiated with the refinery and has agreed with the initiation of an additional processing step, which management feels will increase the recovery of precious metal and correspondingly our revenue. We have reached a tentative agreement with the refinery to jointly hire a consultant to handle the installation of these processing changes. We anticipate that these processing changes will result in better recoveries from refined materials. Management expects to review the results of previous metals refined and negotiate an amicable arrangement to cover any previous shortfalls since January 1, 1999. Management does not yet have an estimate of the potential recovery, if any, nor have we reached any agreements with respect to these matters.

                                    BUSINESS

OVERVIEW

         We are a rapidly growing provider of integrated fabrication, reclamation, refining, processing, and financial and risk management services to small and medium sized consumers of precious metals and intermediate industrial products. Our primary focus is on the manufacture and sale of base and precious metal products to industrial users. We also reclaim precious and specialty metals from scrap and industrial residue from industrial scrap and provide industrial commodity management services to industrial users. Management has built the company through a series of strategic acquisitions of small- to medium-sized metals companies and through internal growth. Our revenues have grown from approximately $1.5 million for the fiscal year ended June 30, 1997 to approximately $34.5 million for the fiscal year ended June 30, 1999 and from approximately $14.6 million for the six months ended December 31, 1998 to approximately $36.5 million for the six months ended December 31, 1999.

         We provide a broad range of processing, refining and financial services in connection with reclamation of precious and specialty metals from primary and secondary sources. We reclaim gold, silver, platinum and palladium from scrap and residues from the electronics, jewelry, petroleum, dental, chemical, automotive, mining and aerospace industries. After controlled weighing, sampling, and assaying to determine values and to settle with the customer, we either purchase the reclaimed metal or return it to the customer. Through our 98% owned Peruvian subsidiary Alloy Trading S.A., we import metals for our own use, as well as for direct sales to third parties.

         Through our subsidiaries, we operate in three inter-related areas of the precious metals business:

         - Industrial Products -- We manufacture and sell customized, value-added precious and base metal products principally to the North American metal finishing and plating industry.

         - Metal Processing -- We reclaim precious and specialty metals materials through processing and refining services, including the reclamation of platinum group metals from used automotive catalytic converters.

         - Industrial Commodities Management -- We buy, sell and finance metal for our own account and our customers and offer hedging and risk management services, including spot fixing market pricing and forward contracts to our customers.

         We believe that we are one of only a few companies that offers a full range of precious metal related services to small and medium-sized customers. We offer services to our customers throughout the entire operating cycle -- from fabrication through recycling back to fabrication, together with hedging and risk management services. We believe that our ability to address our customers' needs throughout their precious metal usage cycle distinguishes us from most of our competitors and positions us to expand sales to our existing customers.

HISTORY

         Our predecessor, Westbury Alloys, has been in operation since 1968. Our current management acquired Westbury Alloys in 1996 and formed Westbury Metals Group in March 1998.

         Since our formation, we have achieved growth through the expansion and development of our existing businesses and through strategic acquisitions. In July 1998, we formed Westbury International, Inc., our Industrial Commodities Management Division, which reinforces the marketing and operating capability of our other subsidiaries. This division buys, sells and finances metal for our other divisions and customers, managing Westbury Metal Group's price risk and assuring timely metal availability, while seeking to reduce inventory and maximize capital usage. The high cost of inventory and the significant price fluctuations to which precious metals companies are susceptible makes critical our ability to effectively manage our customers' price risk and flow of inventory.

         In January 1998, we entered into a joint venture with Stillwater Mining Co. Stillwater, the largest platinum mining operation in North America, selected us as its exclusive supplier of the processed automobile catalytic converter secondary material used to supplement Stillwater's production of virgin platinum and palladium. We believe that this joint venture is unusual in that it draws together a major precious metals producer, such as Stillwater, and an outside service organization, such as Westbury. Since inception of this venture, semi-annual volume has increased over sixfold and recent capital investments have doubled the facility's [which facility] capacity.

         In July 1999, we acquired substantially all of the assets of Reliable Corporation, a manufacturer of silver semi-fabricated products. The successful integration of Reliable Corporation should significantly enhance our Industrial Products Group's position in the North American metal finishing and plating industries. We plan to expand this division to take advantage of the increase in demand for silver in many rapidly growing industries, including the electronics and telecommunications industries.

         For the year ended June 30, 1999 and the six months ended December 31, 1999, Westbury Metals Group had revenue of $34,469,788 and $36,474,799, and EBITDA of $344,303 and $81,588 respectively.

COMPETITIVE STRENGTHS

         FULL SERVICE PROVIDER. We are one of a few companies in the precious metals industry that offers a full range of services, including fabrication, refining and risk management services, to small and mid-size companies. We believe that our ability to offer our customers a sustainable operating cycle from fabrication through recycling and back to fabrication distinguishes us from most of our competitors and creates cross-marketing opportunities. We believe that we can increase revenues without significantly increasing our overhead costs by marketing additional services to existing customers.

         WELL POSITIONED TO CAPITALIZE ON RAPIDLY GROWING INDUSTRIES. Precious metals in various forms are critical to certain high-growth industries, such as computers and telecommunications. Growth in such industries has stimulated an increase in their demand for precious metals, such as silver. We are among the leaders in supplying precious metals for use in advanced technology applications.

         ABLE TO RESPOND QUICKLY TO CUSTOMER NEEDS. We believe that our financial strength and commodity management skills allow us to respond quickly to changes in our precious metal needs and the needs of our customers. We believe that our flexibility distinguishes us from most of our competitors and is critical to success in an industry where the high value of precious metals is a major deterrent to the maintenance of large inventories.

BUSINESS STRATEGY

         EXPAND ON CROSS-SELLING OPPORTUNITIES. Because we have built much of its customer base through acquisitions, many of our current customers purchase from only one of our divisions. We intend to achieve revenue and margin enhancements through aggressive cross-selling of our fabrication, refining and risk management services to existing customers. Our goal is to earn a greater share of each customer's total precious metals business by serving them throughout a sustainable cycle from fabrication through recycling and back to fabrication.

         PURSUE STRATEGIC GROWTH OPPORTUNITIES THROUGH ACQUISITIONS. Management expects that as the precious metals industry continues to consolidate, opportunities for strategic acquisitions will continue to arise. We intend to be proactive in this environment and, on a strategic basis, pursue acquisitions that management believes will complement our key business strengths and further expand our capabilities. We will seek to expand our silver-based Industrial Products Division in the first phase of our acquisition plan. On March 31, 2000, we entered into a purchase and sale agreement with SPM Corporation to acquire selected assets of SPM Corporation related to its silver product line for a purchase price of $1.3 million, plus accounts receivable and inventory. The cash portion of the purchase price is $1,075,000 plus the value of accounts receivable and inventory; we will also deliver a promissory note at closing in the aggregate principal amount of $225,000. The promissory note will provide for 8% interest and will mature eight years after issuance. The assets of SPM Corporation will be consolidated with Reliable-West Tech. The closing of this transaction is conditioned upon satisfactory due diligence and bank approval. During phase two of our acquisition strategy, we will target divisions of larger conglomerates who seek to divest themselves of their precious metal manufacturing operations. As we move along our acquisition and consolidation campaign, we will seek out companies that can be vertically integrated to create a more synergistic and profitable organization.

PRODUCTS AND SERVICES

         From our facilities in Westbury, New York, we provide a broad range of processing, refining and financial services in connection with the reclamation of precious and specialty metals from primary and secondary sources. We reclaim principally gold, silver, platinum and palladium from scrap and residues from the electronics, jewelry, petroleum, dental, chemical, automotive, mining and aerospace industries. After controlled weighing, sampling, and assaying to determine values and to settle with the customer, we either purchase the precious metal or return metal to the customer. Through our 98% owned Peruvian subsidiary Alloy Trading S.A., we import metals for our own use, as well as for the direct sales to customers.

         We have not encountered significant difficulties in purchasing scrap or raw materials for our refining process. Management is continually searching for improved sources of materials and we believe that if any one source of raw materials becomes unavailable, alternative sources of supply can be found at comparable prices.

         On July 1, 1998, we formed Westbury International, Inc. to provide risk management services. These activities include metals leasing, inventory financing, cash and forward purchases and sales for internal metals management requirements. Westbury International also serves as a profit center that deals with third parties.

RESEARCH AND DEVELOPMENT

         We are engaged in various research and development activities, including researching and developing refining and processing techniques that produce less environmental waste. We are currently developing preparations of precious and specialty metals to improve processing capabilities.

CONSULTANTS

         On July 22, 1996, we entered into a five year consulting agreement with Lawrence Raskin, former president of our predecessor, Westbury Alloys, Inc. The consulting agreement contains certain confidentiality and non-compete provisions which are operative during the term of the agreement and for given periods of time after termination thereof.

         From time to time we also retain consultants to assist in specific requirements of product development and plant operations as well as the administrative areas of computer systems and business plan development.

COMPETITION

         We are engaged in a highly fragmented and competitive industry. We compete with a large number of other medium-sized value-added precious metals refiners/reclaimers on a regional and local basis, some of which may have greater financial resources than us. We also compete to a lesser extent with large precious metals refiners, who typically sell to very large customers requiring regular shipments of large volumes of precious metals. We may also face competition for acquisition candidates from those large refiners that have acquired a number of metals service center businesses during the past decade. Other smaller metals refiners/reclaimers may also seek acquisitions from time to time. Many of the companies with which we compete or may compete in the future have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to customers.

ENVIRONMENTAL MATTERS

         Environmental concerns are central to our business. Refining activities are subject to extensive and rigorous governmental regulations designed to protect the environment from wastes, emissions and from hazardous substances, particularly with respect to the emissions of air pollutants, the discharge of cooling water, and the disposal and storage of hazardous substances.

         We believe that we are in compliance with present federal, state and local air and water pollution controls and intend to remain so. However, evolving federal, state and local air and water pollution control legislation and regulations will continue to affect our operations and long-range planning. During the fiscal year ended June 30, 1999 and the six-months ended December 31, 1999, we did not need to make any capital expenditures to comply with environmental laws and regulations.

         We cannot predict the direction of future laws or regulations designed to protect the environment and control the discharge and disposal of hazardous waste materials or their impact on our operations. Consequently, we are unable to predict with any certainty our future expenditures for installation of pollution control facilities or for legal and administrative expenditures. New and expanding laws, regulations, administrative policies and control levels, new pollution control technology and cost-benefit analysis based on future market conditions are all factors which will affect future expenditures.

INTELLECTUAL PROPERTY

         We have a variety of patents, trademarks and tradenames that we use in connection with our processes and operations. Although we consider them important to our business, none of them individually or in the aggregate is material to our financial condition or results of operations.

CUSTOMERS

         One of our customers, Internacional de Metales Preciosos S.A. de C.V., accounted for approximately 12% of our consolidated revenues in fiscal 1999.

EMPLOYEES

         As of March 31, 2000, we had 47 employees, 15 of whom were in administration, 7 of whom were in marketing and sales and 25 of whom were in operations. All employees are full-time. Our employees are not unionized and we believe that our relations with our employees are satisfactory.

SALES AND MARKETING

         We maintain a highly experienced sales force for our customers that require processing and refining services in connection with the reclamation of precious and specialty metals from secondary sources. An expanding network of suppliers has been established to procure catalyst materials from certain automotive products, where platinum and palladium are recovered. We have entered into an exclusive agreement with Sillwater Mining Corp., the largest miners of platinum group metals in Northern Hemisphere, for the processing of these catalytic materials.

         We have recently registered the name West-Cat for use by the catalyst refining division of Westbury Alloys, Inc. The new trade name will better reflect the specific area of interest to customers.

PROPERTIES

         We lease our premises at 750 Shames Drive, Westbury, New York, which expires July 31, 2003. The facility is approximately 10,200 square feet and serves as our corporate headquarters. While we have the option to buy the premises at the end of the lease term, we currently have no intention of exercising this option.

         On September 29, 1998, we purchased an adjoining building at 900 Shames Drive, Westbury, New York, consisting of approximately 13,000 square feet. This facility currently houses our catalyst activities. We paid $510,000 for this property, which is subject to a mortgage in the amount of $325,000.

         On July 16, 1999, we purchased from Rajendra A. Shukla, the president and sole shareholder of Reliable Corporation, the building and real property at which Reliable operated its business for $185,000. This transaction was effective as of June 30, 1999 for accounting purposes. Reliable-West Tech, Inc. will continue to run its business operations from this location. The purchase price was paid with a 6 year, 7% self amortizing promissory note from Reliable-West Tech, Inc. in the principal amount of $185,000. The owner or record of the property is Westbury Realty Management, Inc., one of our wholly owned subsidiaries. The note was secured by the guaranty of Westbury Realty, and such guaranty was secured by a first mortgage on the purchased real property. The property, located at 302 Platts Mill Road, Waterbury, Connecticut, consists of a building of approximately 13,000 square feet situated on approximately one acre of land.

         Small administrative offices are under lease in Lima, Peru, where our 98% owned subsidiary operates.

MARKET RISK MANAGEMENT

         We are exposed to market risks stemming from changes in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in our earnings and cash flows. In the normal course of business, we actively manage our exposure to these market risks by entering into various hedging transactions, authorized under company policies that place clear controls on these activities. The counterparties in these transactions are highly rated financial institutions, brokerage firms, and principals.

INTEREST RATES

         We manage our debt structure and our interest-rate risk through the use of fixed-and floating-rate debt. Our primary exposure is to U.S. interest rates. Our working capital debt is priced on a variable rate basis. In addition, we have a long-term loan, which is also a variable rate instrument. Changes in the Prime Rate or London Interbank Offering Rate may adversely affect our earnings. Our working capital loans are used to finance working capital assets; therefore the duration of time that an adverse change in interest rates could impact us is limited. Our variable rate long-term loan was repaid during the current fiscal year, therefore we are no longer at risk to interest rate changes for this debt instrument. We have the ability to reprice our products and services in the event of a rapidly rising interest rate environment, which mitigates our variable interest rate risk. Short-term interest rates increasing more than 100 basis points for a one-year period would have an approximate $35,000 negative impact on earnings and cash flow, if we did not reprice our products and services. Fixed debt is used to finance some of our long-term plant and equipment assets. Our fixed rate instruments are competitively priced, so we deem our exposure to a decrease in interest rates as nominal. In fact, given our preponderant weighting of variable interest rate debt to fixed interest rate debt, a decrease in rates would be beneficial.

FOREIGN CURRENCY RATES

         Foreign currency fluctuations may affect our business activities denominated in foreign currencies. Our primary exchange rate exposure is with the costs incurred in Peru to operate our administrative office. These costs are paid with local currency, while our revenue from this operation is in U.S. dollars. An adverse change in the U.S. dollar versus the Peruvian currency could cause a fluctuation in our earnings. A 5% fluctuation in the foreign currency exchange rate would not have a material effect on our financial position or results of operations.

COMMODITIES

         The primary raw materials used in our manufactured products and reclaimed by our refining business are exposed to commodity price changes. Our primary commodity price exposures are to gold, silver, platinum, palladium, and rhodium. We manage this risk through an integrated set of commodity-based consignments, futures and forward contracts, futures options and swaps. The future and forward contracts are hedges of each metal's respective purchase or sale. Our goal is to hedge substantially all of our commodity transactions. In a volatile market, when the metal price is either rapidly rising or falling, we may be at risk with the price of a metal purchase or sale and its corresponding hedge. The risk becomes a widening of the bid and ask price. Global demand and supply factors are integral to our hedging strategies. We maintain a diverse group of counterparty relationships in order to manage our risk to changes in the supply and demand of these commodities. Some of these commodities prices and costs of financing have been adversely affected by hoarding or supply controls instituted by governments. If these supply restrictions are maintained for periods of more than 60 days, then there could be an adverse impact on the cost of borrowing the commodity and also its supply availability. Varied sources of supply from primary and secondary markets and a diverse group of trading counterparties are our primary means of managing our risk to supply restrictions. We do not use derivative instruments on a speculative basis.

LEGAL PROCEEDINGS

         There are no pending legal proceedings to which we or any of our subsidiaries are a party, other than ordinary litigation arising in the ordinary course of business, none of which individually or in the aggregate are expected to have a material adverse effect on our financial condition or on our business.

                                   MANAGEMENT

         The following table sets forth, as of April 7, 2000, the name, age and position of each of our directors and executive officers.


NAME                                                 AGE    POSITION
----                                                 ---    --------

Mandel Sherman...................................     60    President, Chief Executive Officer and Director
Mark R. Buckley..................................     52    Treasurer and Chief Financial Officer
Michael Huber....................................     43    Senior Vice President
David W. Sass....................................     64    Secretary
Michael A. O'Hanlon..............................     52    Director
Michael Riess....................................     58    Director


         MANDEL SHERMAN has been the President, Chief Executive Officer and Director of Westbury since July 1996. From 1993 to 1995, Mr. Sherman acted as an independent consultant to various investment firms. From 1983 to 1993, Mr. Sherman participated in numerous real estate ventures as both an investor and manager of developments with an approximate total value in excess of $30 million. From 1975 to 1983, Mr. Sherman served as the Chief Executive Officer and President of Refinement International Company, which he founded in 1975. Refinement International Company, a full service metals processing company with financial capabilities and capital resources in precious metals and specialty metals markets, exceeded sales of $350 million and was publicly traded on the American Stock Exchange. From 1962 to 1975, Mr. Sherman served as the President of Eastern Foundry Supplies, which he founded in 1962. Eastern Foundry Supplies concentrated in the recovery of precious metals from the electronic and jewelry industries. In 1967, Mr. Sherman was responsible for the sale of Eastern Foundry Supplies to Whittaker Corp., a California-based company listed on the New York Stock Exchange, where Mr. Sherman remained as President with sales of approximately $10 million. Mr. Sherman received his BSBA in Business Administration from Boston University in 1959.

         MARK R. BUCKLEY has served as our Treasurer and Chief Financial Officer since January 2000. Prior to joining Westbury, Mr. Buckley served first as Executive Vice President of Little & Co., Inc., a precious metals manufacturer of finished jewelry products, and then joined Armbrust International, Ltd. in a similar role. Armbrust International is also a manufacturer of precious metal finished jewelry products, primarily in silver. Previously, Mr. Buckley was employed by Leach & Garner Company for fourteen years. Mr. Buckley started at Leach & Garner Company as Vice President - Sales and Marketing. He was later promoted to General Manager/Vice President. He next served Leach & Garner Company as its Chief Financial Officer and Treasurer for seven years. Leach & Garner Company is a leading manufacturer and distributor of precious metal findings, mill products and fine jewelry. Mr. Buckley received his B.S. in Business Administration from the University of Rhode Island.

         MICHAEL HUBER has served as senior vice president of our commodities management division since July 1998. Prior to joining Westbury Metals Group, Mr. Huber was a senior executive at BancBoston/Rhode Island Hospital Trust, first as vice president and senior trader in precious metals global capital markets from 1988 to 1996, and more recently, as first vice president of precious metals asset based lending and global capital markets from 1996 to 1998. Mr. Huber received his degree in accounting at Providence College. He is a director of the Silver Users Association and a member of the International Precious Metals Institute and Providence Jewelers Club.

         DAVID W. SASS has served as Secretary of Westbury since March 1998. For the past 38 years, Mr. Sass has been a practicing attorney in New York City and is currently a senior partner in the law firm of McLaughlin & Stern, LLP, counsel to Westbury. Mr. Sass is a director of Pallet Management Systems, Inc., a company engaged in the manufacture and repair of wooden pallets and other packaging services; a director of BarPoint.com, Inc., a company that will operate a patent pending search engine and software technology that allows consumers to search for product specific information on the Internet; a director of Genisys Reservation Systems, Inc., a company engaged in the Internet travel business and a member and Vice Chairman of the Board of Trustees of Ithaca College. Mr. Sass received a B.A. degree from Ithaca College, a J.D. from Temple University and a L.L.M. in taxation from New York University.

         MICHAEL A. O'HANLON has served as a director since March 1998. Mr. O'Hanlon has been the president and chief executive officer of DVI Credit Corporation since November 1995 and served as executive vice president of DVI since joining DVI in March 1993. DVI is an independent specialty finance company that conducts a medical equipment finance business and related medical receivables finance business. Mr. O'Hanlon became a director of DVI in November 1993. Prior to joining DVI, Mr. O'Hanlon served as president and chief executive officer of Concord Leasing, Inc., and its subsidiary, U.S. Concord, Inc. for nine years. Concord Leasing provides medical, aircraft, shipping and industrial equipment financing. Previously, Mr. O'Hanlon was a senior executive with Pitney Bowes Credit Corporation. Mr. O'Hanlon received his Master of Science degree from the University of Connecticut and his Bachelor of Business Administration from the Philadelphia College of Textiles and Science.

         MICHAEL RIESS, 57, has served as a director since March 1998. Mr. Riess has been the president of Materials Management Corporation ("MMC") since 1993. MMC is a consulting firm specializing in precious and nonferrous metals. Prior to that, he headed the North American trading operations of the Gulf Oil Corporation, Brascam, Ltd. and W.C. Heraeus, GmbH. He also managed Heraeus' U.S. precious metals refining and has been involved in trading and marketing a broad range of material, including metals, scrap, and concentrates. Additionally, Mr. Riess served as President of Michael Riess & Co, Inc., where he traded and financed precious and nonferrous metals and marketed jewelry, precious metals investment items and collectibles. A graduate of Middlebury College with advanced degrees from Columbia University's Graduate School of Business and its School of International Affairs, Mr. Riess was Professor of Finance at Columbia University for eight years. He has been a member of several commodity exchanges and is a Director of the International Precious Metals Institute and the Center for the Study of Futures Market.

DIRECTOR COMPENSATION

         All directors serve for a term of one year or until their respective successors have been duly elected and qualified. Outside directors receive $500 for each meeting attended in person and $250 for each meeting attended telephonically as well as reimbursement for out-of-pocket expenses. In addition, each outside director receives a one-time option to purchase 15,000 shares of our common stock at an exercise price of $3.00 per share. As of June 30, 1999, 30,000 options have been granted to directors. The options will vest as follows:
20,000 immediately and 10,000 after one year.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our two other executive officers whose combined salaries and bonuses exceeded $100,000 in fiscal 1999, collectively referred to below as the Named Executive Officers, for services rendered in all capacities to us during the fiscal years indicated.


                                            SUMMARY COMPENSATION TABLE
                                                                                          LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                       (OPTION AWARDS)
                                                                                       ---------------
                                                    ANNUAL COMPENSATION                   NUMBER OF
                                                   --------------------                   SECURITIES
                                                                        OTHER ANNUAL      UNDERLYING          OTHER
                                        YEAR       SALARY     BONUS     COMPENSATION       OPTIONS         COMPENSATION(1)
                                        ----       ------     -----     ------------    --------------     ---------------

Mandel Sherman                            1999   $144,231       -                  -              -            $9,600
   Chairman of the Board,                 1998   $166,154       -                  -              -            $6,888
   Chief Executive Officer and            1997   $115,385       -                  -              -                 -
   President.......................

David Nadler                              1999   $106,290       -                  -              -                 -
   Treasurer (2)...................       1998   $      0       -                  -              -            $4,886

Michael Huber                             1999   $148,933       -                  -              -                 -
   Senior Vice President(3)........       1998   $      0       -                  -              -                 -


(1) The other compensation is the value of automobiles, which are treated as miscellaneous income.
(2) Mr. Nadler commenced employment with Westbury Metals Group in April 1998 and resigned in January 2000.
(3) Mr. Huber commenced employment with Westbury Metals Group in July 1998.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to each of the Named Executive Officers during fiscal 1999. We have not granted any stock appreciation rights.


                                              INDIVIDUAL GRANTS
                          ----------------------------------------------------------
                                       % OF TOTAL                                          POTENTIAL REALIZABLE
                           NUMBER OF     OPTIONS                                         VALUE AT ASSUMED ANNUAL
                          SECURITIES   GRANTED TO                                          RATES OF STOCK PRICE
                          UNDERLYING    EMPLOYEES                                        APPRECIATION FOR OPTION
                           OPTIONS      IN FISCAL   EXERCISE  MARKET    EXPIRATION             TERM (1)
          NAME             GRANTED        YEAR       PRICE    PRICE        DATE         -----------------------
   ------------------     ------------ ----------  --------- -------   ------------          5%          10%

Mandel Sherman               --            --          --        --        --            --            --
David Nadler                 --            --          --        --        --            --            --
Michael Huber(1)             --            --          --        --        --            --            --


(1) On July 7, 1999, we issued to Mr. Huber 30,000 options to purchase shares of our common stock at an exercise price of $3.00 per share.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning stock option exercises in fiscal 1999 and the number and value of unexercised options held by each of the Named Executive Officers at June 30, 1999.


                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED IN
                              SHARES                           UNDERLYING             THE-MONEY OPTIONS AT JUNE 30,
                             ACQUIRED       VALUE        UNEXERCISED OPTIONS AT                  1999
                                                              JUNE 30, 1999
                                                      ------------------------------ --------------------------------
          NAME             ON EXERCISE    REALIZED        VESTED        UNVESTED         VESTED         UNVESTED
          ----             -----------    --------        ------        --------         ------         --------

     Mandel Sherman           --            --              --            --               --              --
     David Nadler             --            --            50,000          --               --              --
     Michael Huber(1)         --            --              --           50,000            --              --


(1) On July 7, 1999, we issued to Mr. Huber an additional 30,000 options to purchase shares of our common stock at an exercise price of $3.00 per share.



EMPLOYMENT AGREEMENTS WITH MANAGEMENT

         On January 1, 1998, we entered into a three year employment agreement with Mr. Sherman, a stockholder, director and the chief executive officer of Westbury Metals Group. Under the agreement, Mr. Sherman's compensation is $175,000 annually. In addition, Mr. Sherman will receive 10% of the pretax profits of Westbury Metals Group in each year in excess of $500,000 to a maximum bonus of $175,000. In addition, we have taken out a $1,000,000 keyman life insurance policy for Mr. Sherman.

         On July 1, 1999, Reliable-West Tech, Inc. entered into a three year employment agreement with Mr. Rajendra Shukla to render services in the capacity as president of Reliable-West Tech. Mr. Shukla's compensation during the employment period is $150,000 annually.

         On November 30, 1999, we entered into a two year employment agreement with Mr. Mark Buckley, a Senior Vice President, Treasurer and Chief Financial Officer of Westbury Metals Group. Under the agreement, Mr. Buckley's compensation is $127,500 annually. In addition, Mr. Buckley received a signing bonus of $15,000 upon execution of the agreement. Mr. Buckley is also eligible for an annual bonus calculated on the achievement of performance benchmarks established by Westbury Metals Group.

         In May, 1998, Westbury Alloys, Inc. entered into a two and one-half year employment agreement with Mr. Michael J. Huber, the Vice President-Trading of Westbury Alloys. Under the agreement, Mr. Huber's compensation is $125,500 annually. In addition, Mr. Huber received a signing bonus of $10,000 upon execution of the agreement. In addition, Mr. Huber will receive an additional $10,000 within ten days after he generates $20,000 in pre-tax profit for Westbury Alloys. Mr. Huber will also receive an annual bonus calculated based on the pre-tax profit generated by Mr. Huber for Westbury Alloys, with a minimum amount of $25,000.

CONSULTING AGREEMENTS

         On July 22, 1996, we entered into a five year consulting agreement with Lawrence Raskin, former president of our predecessor, Westbury Alloys, Inc. The consulting agreement contains certain confidentiality and non-compete provisions which are operative during the term of the agreement and for given periods of time after termination thereof.

EMPLOYEE BENEFIT PLANS

         Under our stock option plan (Westbury Alloys, Inc.'s 1997 Omnibus Stock Incentive Plan (as amended), which has been ratified by the shareholders of Westbury Metals Group, Inc., options to purchase a maximum of 750,000 shares of common stock (subject to adjustment tin the event of stock splits, stock dividends, recapitalization and other capital adjustments) may be granted to our employees and outside directors. The options to be granted under the stock option plan are designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has the discretion as to the person to be granted the options, the number of shares subject to the options and the terms of the option agreements. The stock option plan is administered by the Board of Directors. All present and future employees shall be eligible to receive incentive awards under the stock option plan, and all present and future non-employee directors shall be eligible to receive non-statutory options under the stock option plan. The options are intended to receive incentive stock option tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of shares of common stock covered by an incentive stock option shall not be less than 100% of the fair market value of such shares on the date of grant, provided that if an incentive stock option is granted to an employee who, at the time of the grant is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option shall not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of shares covered by a non-statutory stock option shall not be less than 85% of the fair market value of such shares on the date of grant.

         We also maintain an Employee 401(k) Profit-Sharing Plan for all qualified salaried employees, which complies with the Section 401(k) of the Internal Revenue Code of 1984, as amended. The 401(k) plan permits employees to make voluntary contributions to the plan. We are not required to make any matching contributions but may do so at the discretion of management. During fiscal 1999 and 1998, we did not make any contributions to the 401(k) plan.

                              CERTAIN TRANSACTIONS

         The information set forth herein describes certain transactions between the Company and certain affiliated parties.

         On July 3, 1996, our predecessor, Westbury Alloys, LLC, executed an asset purchase agreement where Westbury Alloys, LLC purchased the assets of an unrelated New York corporation, Westbury Alloys, Inc. ("Westbury New York") for a purchase price of $650,000, payable as follows: $550,000 in cash at or prior to closing and with a balance due in equal amounts of $50,000 on January 31, 1997 and July 31, 1997. To fund this purchase, Westbury Alloys, LLC borrowed from Graco Holdings, Inc. the sum of $550,000. This loan has been repaid from the proceeds of certain bridge financing in the amount of $700,000 (described below). On July 16, 1996, the obligation due to Graco was assigned by Graco to another affiliate of a former stockholder. In July 1996, Graco guaranteed Westbury Alloys, LLC's line of credit and deposited a letter of credit in the amount of $2,000,000 as security for its guaranty.

         On July 22, 1996, Lawrence Raskin, former president of Westbury New York signed a five year consulting agreement with us to serve as a consultant to us in connection with transitional issues and continuing conduct of our business. We signed a five-year lease on our 10,200 square foot facilities at 750 Shames Drive, Westbury, New York, with Mr. Raskin. The term of the lease expires on July 31, 2003. Throughout the term of the lease, we have the option to renew the lease at a mutually agreeable rental at least 30 days prior to expiration. In addition, we have the option to purchase the existing facility space at the appraised fair market value, although not for less than $1.2 million for the first three years. We do not currently intend to exercise this option.

         From time to time, we borrowed funds from several affiliated investment limited partnerships. These loans were repaid in July and August, 1997. Mandel Sherman, our chief executive officer, president, a director and principal shareholder is the general partner and manager of such affiliated entities.

         In October 1997, Westbury Alloys, LLC merged into Westbury Alloys, Inc., a Delaware corporation. The membership interests in Westbury Alloys, LLC were converted into 1,850,000 shares of common stock of Westbury Alloys, inc. in proportion to the interest held by each member.

         On January 1, 1998, Westbury Alloys, Inc. entered into a three-year employment agreement with Mandel Sherman. Under the agreement, Mr. Sherman's compensation is $175,000 annually. In addition, Mr. Sherman will receive 10% of the pre-tax profits of Westbury Metals Group in each year in excess of $500,000 to a maximum bonus of $175,000 per year. We have assumed this agreement from Westbury Alloys, Inc. In addition, we have taken out a $1,000,000 keyman life insurance policy for Mr. Sherman. The agreement terminates upon the death or disability of Mr. Sherman and we are permitted to terminate the agreement, without further payment obligation to Mr. Sherman, upon the commission of certain acts, and to terminate the agreement for any other reason, provided that we pay him a severance payment equal to the aggregate base salary otherwise owed to him over the remaining term of the agreement. Pursuant to the terms of the agreement, in the event that Mr. Sherman is not nominated or re-elected to serve as a member of the Board of Directors, either we or Mr. Sherman may terminate his employment with us and in such event, he shall be entitled to continue to receive his base salary as set forth in the agreement for the remainder of the term. The agreement also contains certain confidentiality and non-compete provisions which are operative during the term of the agreement. The confidentiality provisions remain in effect after termination of employment.

         In July 1996, the original members of Westbury Alloys, LLC subscribed for membership interests of $100,000, in the aggregate, in Westbury Alloys, LLC. Such interests were converted into common stock of Westbury Alloys, Inc. at the time of the merger between Westbury Alloys, LLC and Westbury Alloys, Inc.

         On March 31, 1998, we completed a reverse merger of our wholly-owned subsidiary, Westbury Acquisition Corp., a New York Corporation ("WAC"), with Westbury Alloys, Inc., a Delaware corporation, pursuant to which Westbury Alloys, Inc. has become one of our wholly-owned subsidiaries. Westbury Alloys, Inc. provides a broad range of processing and refining services in connection with the reclamation of precious and specialty metals from scrap materials. Pursuant to the merger, the principals of Westbury Alloys, Inc. have become the principals of Westbury Metals Group and are now our largest shareholders.

         A borrowing facility of $2,000,000 for the financing of accounts receivable has been approved by DVI Business Credit Corporation and became available on October 1, 1998. Michael A. O'Hanlon, one of our directors, is an officer of DVI.

         We paid to the firm of McLaughlin & Stern, LLP during the year ended June 30, 1999, the sum of $55,485 for various legal services. David W. Sass, our Secretary, is a member of this firm.

         We paid to DVI during the year ended June 30, 1999, the sum of $139,250 for interest and financing fees related to the $2,000,000 credit line established for the financing of accounts receivable. Michael A. O'Hanlon, one of our directors, is the president and chief executive officer of DVI.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of March 31, 2000 the amount of our common stock beneficially owned by each of our officers and directors and by each person owning more than five percent of any class of our voting securities. As of the date of this prospectus, there are no other equity securities of Westbury Metals Group outstanding other than our common stock.


                                                             Number of Shares
Name and Address                                          Beneficially Owned(1)                   Percent
----------------                                          ---------------------                   -------

Dartmouth Capital Partners(2)
210 Dartmouth Street
Pawtucket, RI  02860                                             832,500                           15.8%

John Conley                                                      499,999                            9.5%
2477 Wulfert Road
Sanibel, FL 33957

Mandel Sherman(3)
Westbury Alloys, Inc.
750 Shames Drive
Westbury, NY  11590                                              450,166                            8.5%

Michael A. O'Hanlon (4)
DVI, Inc.
500 Hyde Park
Doylestown, PA  18901                                            115,000                            2.2%

Michael Riess(4)
818 Lake Avenue
Greenwich, CT  06831                                              15,000                             *

David Nadler(4)                                                   50,000                             *
Westbury Metals Group, Inc.
750 Shames Drive
Westbury, NY  11590


Michael Huber(4)                                                  25,000                             *
Westbury Metals Group, Inc.
750 Shames Drive
Westbury, NY  11590

Directors and Officers as a Group(3)                             655,166                           12.4%
(6 persons)



---------------------
(1) All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act, and include voting and investment power with respect to shares of our common stock.

(2) The members of this limited liability company are adult children of Mr. Sherman. Mr. Sherman disclaims beneficial ownership of such shares.

(3)  Does not include 832,500 shares owned by Dartmouth Capital Partners.

(4) Represents shares obtainable upon the exercise of outstanding vested options.

*  Less than 1%

                            THE SELLING STOCKHOLDERS

         The following table provides information regarding the shares held and to be offered under this prospectus from time to time by each selling stockholder. Because the selling stockholder may sell all, some or none of their shares using this prospectus, we cannot estimate the number and percentage of shares that each selling stockholder will hold after any particular sale. Currently there are no agreements, arrangements or understandings with respect to the sale of any of the shares. Except as indicated below, each of the selling stockholders owns less than 1% of our outstanding shares of common stock.

         We sold units to the selling stockholders in a private placement transaction for $3.00 per unit, each consisting of one share of our common stock and a redeemable warrant to purchase one-half share of our common stock at a price per share of $4.00. In connection with the placement, we agreed to register the shares of common stock and the common stock issuable upon exercise of the warrants purchased by the selling stockholders of the number of shares listed under the columns "Number of Shares Owned Prior to this Offering" and "Number of Shares Being Offered", two-thirds of such number are shares of common stock issued and outstanding and one-third are shares of common stock issuable upon the exercise of outstanding warrants.



           NAME OF SELLING STOCKHOLDER                 NUMBER OF SHARES OWNED            NUMBER OF SHARES BEING
           ---------------------------                 ----------------------            ----------------------
                                                       PRIOR TO THIS OFFERING                    OFFERED
                                                       ----------------------                    -------

Nelson C. Bell                                                   30,000                          30,000
Ronald A. Buzard                                                  7,500                           7,500
Raymond Kralovic Trust                                           15,000                          15,000
Emanuel Landsman                                                  7,500                           7,500
Jim Liebel                                                        7,500                           7,500
Robert and Nancy McGuire JTWROS                                  12,000                          12,000
Shadow Capital LLC                                               12,000                          12,000
Glenn H. Spears                                                  15,000                          15,000
Sam J. Watts                                                     10,500                          10,500
Bill D. Berkley GST Trust                                         7,500                           7,500
Bill D. and Claudia J. Berkley JTWROS                            15,000                          15,000
Mary A. Berkley GST Trust                                         7,500                           7,500
Theodora B. Garbus                                                7,500                           7,500
Morris Macy                                                      15,000                          15,000
Alkis P. Zingas Trust                                            15,000                          15,000
Daniel Donner                                                     7,500                           7,500
Joseph Levine                                                    30,000                          30,000
James and Eileen Milano JTWROS                                    7,500                           7,500
Vincent and Grace Milano JTWROS                                   6,199                           6,199
Marc Adelman                                                     15,000                          15,000
John C. Fern                                                     15,000                          15,000
Jerome and Marian Silverstein                                    15,000                          15,000
Carol F. Schachter Trust DTD                                      7,500                           7,500
John Conley (1)                                                 499,999                         499,999
George R. and Joann L. Dick JTWROS                               22,500                          22,500


----------------------------------

(1) Mr. Conley beneficially owns approximately 9.5% of our outstanding common stock. Mr. Conley has become a consultant to Westbury Metals Group effective as of February 1, 2000. He is retired from Cookson America where he served numerous years as an executive and also Director of Cookson America and its parent company, Cookson Group, Plc. Mr. Conley has over forty years of precious metals industry experience. He receives an automobile benefit plus a nominal fee for services, as well as reimbursement of his out-of-pocket travel and entertainment expenses.



Shin Itoh                                                         7,500                          7,500
Simon Zunamon, Trustee, Simon Zunamon                            49,999                         49,999
  Revocable Trust
Carcap, Co., L.L.C.                                              49,500                         49,500
Henry Fredericks Separate Property Trust                         49,500                         49,500
Dale S. and Jack Feinblatt JTWROS                                12,000                         12,000
Sean Greene                                                      12,000                         12,000
Ronald M. Krinick                                                24,999                         24,999
Manuel and Carol Lewis JTWROS                                     6,000                          6,000
Trude Taylor                                                     49,999                         49,999
Alan Wolff                                                       15,000                         15,000
Michael Wolff                                                    15,000                         15,000
James and Caren Cobb (2)                                         60,000                         60,000
Jerold Stern                                                     37,000                         37,000
Xanadu Associates LLC                                            15,000                         15,000
Jules M. Ness                                                     7,500                          7,500
James A. Martens                                                 22,500                         22,500
Jo Idelson Gottschalk Revocable Trust                             7,500                          7,500
Alan and Lynn Krenek JTWROS                                       7,500                          7,500
Dr. Edmund Cranch                                                 7,500                          7,500
Harvey Deckert Trust                                              7,500                          7,500
Jonathon E. Plate                                                15,000                         15,000
Steve Shook                                                      15,000                         15,000
Harry Vidger                                                     15,000                         15,000
Paulette Feder                                                    7,500                          7,500
Mitchell and Janet Feldman JTWROS                                15,000                         15,000
Robert and Barbara Myerson Living Trust                          15,000                         15,000
Richard E. Klar                                                   7,500                          7,500
David L. Roush                                                    9,999                          9,999
Andrew Levin IRA                                                  7,500                          7,500
Natalie Levin IRA                                                 7,500                          7,500
Elaine Khalaf                                                    15,000                         15,000
Scott W. Sakin                                                    7,500                          7,500
Donald Dwares (3)                                               124,999                        124,999
Jeff Kohn                                                         7,500                          7,500
Thomas E. Schoenauer                                              9,000                          9,000
Dr. Meyer Halpern                                                10,500                         10,500
Barnett Family Limited Partnership Trust                         24,999                         24,999
Gregory Beyerl                                                   15,000                         15,000
Michael L. Shinn                                                  7,500                          7,500
Linda Rubin                                                      10,500                         10,500
Jules M. Ness                                                     7,500                          7,500
Lori Rosen                                                        4,999                          4,999
Anthony J. Moschetto                                             15,000                         15,000
Fred and Grace Foulkes                                           15,000                         15,000
Andrew and Sheryl Howard                                          7,500                          7,500
Theodore and Susan Wenacur JTWROS                                15,000                         15,000
B. Ord Houston                                                    7,500                          7,500
Sandra and Joel Wenacur JTWROS                                   15,000                         15,000



----------------------------------

(2) Mr. and Mrs. Cobb beneficially own approximately 1.1% of our outstanding common stock.
(3) Mr. Dwares beneficially owns approximately 2.4% of our outstanding common stock.



John P. Donohue IRA                                              30,000                          30,000
TOV Industrial Products                                          15,000                          15,000
Thomas Coleman                                                   15,000                          15,000
Michael Limberg                                                  22,500                          22,500
Sean Cahill                                                      15,000                          15,000
Roger and Hiroko Husted JTWROS                                   30,000                          30,000
Robert and Leona Bloom                                           22,500                          22,500
Norman King                                                      12,000                          12,000
Stanton and Jennifer Williams JTWROS                             15,000                          15,000
Stephen Braccini                                                 15,000                          15,000
Soleiman Rabanipour                                              15,000                          15,000
Jeffrey Sucoff                                                   12,000                          12,000
Edwin R. Bindseil                                                22,500                          22,500
Paul Berkman IRA                                                 22,500                          22,500
Halpert Enterprises                                              15,000                          15,000
Anne Bell                                                         7,500                           7,500
Jerome and Stuart Bercun JTWROS                                   6,000                           6,000
Albert Kinzinger, Jr.                                            22,500                          22,500
Matthew Kwiatek                                                  15,000                          15,000
John H. Price, Jr. and Norma N. Price                            15,000                          15,000
   JTWROS
David Rosensaft and Debra Braverman                              37,500                          37,500
   JTWROS
Steven Rubel                                                     30,000                          30,000
Martin and Lynda Vanderweit JTWROS                               15,000                          15,000
Jeffrey I. Adwar                                                 15,000                          15,000
Albert A. Digangi                                                15,000                          15,000
Barbara Lazarus                                                   7,500                           7,500
Robert G. Ostrander                                              15,000                          15,000
David S. Petterson                                                7,500                           7,500
Reinhard & Reinhard BSSC                                          7,500                           7,500
Anthony T. Gardocki Trust                                        24,999                          24,999
Leonard Russin                                                   15,000                          15,000
Gerald K. Bergh                                                  30,000                          30,000
James Corman                                                     15,000                          15,000
Brian and Irene Cotter JTWROS                                    12,499                          12,499
Larry Waslow                                                      4,999                           4,999
Lawrence and Audrey Kurtz JTWROS                                  4,500                           4,500
Kevin McEnery                                                     7,500                           7,500
Moore Family Trust                                               15,000                          15,000
Ronald Sumner IRA                                                15,000                          15,000
Martin C. Goldman                                                 7,500                           7,500
Meyer H. Abittan                                                  7,500                           7,500
Valery Berger                                                    21,000                          21,000
David Estes                                                       4,500                           4,500
Gary LaValley                                                     4,500                           4,500
Altech Packaging Co. Profit Sharing                              13,500                          13,500
Mark D. Geller                                                    7,500                           7,500
Thomas P. Coogan                                                 24,999                          24,999
Walter Koschak                                                    4,999                           4,999
Walter and Carol Koschak JTWROS                                  21,000                          21,000
Baseman Family Trust                                              6,000                           6,000
Lawrence and Helaine Kaplan JTWROS                               25,500                          25,500

James Milgard (4)                                                75,000                          75,000
Michael Schmerin                                                 12,000                          12,000
Aaron Goodridge                                                  15,000                          15,000
Jerry Mather                                                     15,000                          15,000
Alan M. Samdperil                                                24,750                          24,750
Sandra C. Samdperil                                              12,000                          12,000
David and Catherine Langlois JTWROS                              12,000                          12,000
Joel Gardner                                                     10,500                          10,500
Loving Care Agency Inc.                                          15,000                          15,000
Lyudmila Korets                                                   7,500                           7,500
Milton E. Kramer                                                  4,500                           4,500
Rafael Kruker (5)                                                15,000                          15,000
Ted and Karen Schultz JTWROS                                     12,000                          12,000
Harold Hefter                                                     6,000                           6,000
Judy Shapiro                                                     37,500                          37,500
John Digangi                                                      7,500                           7,500
Carl Weinberg                                                    18,000                          18,000
                                                              ---------                       ---------
TOTAL                                                         2,813,241                       2,813,241
                                                              =========                       =========

----------------------------------

(4) Mr. Milgard beneficially owns approximately 1.4% of our outstanding common stock.
(5) Mr. Kruker is the majority shareholder of Internacional de Metales Preciosos S.A. de C.V. Revenues received by Westbury Metals Group from Internacional de Metales Preciosos S.A. de C.V. accounted for approximately 12% of our total revenues in fiscal 1999.

         In connection with the private placement, we issued 82,071 warrants, each to purchase one share of our common stock at a price of $4.00 per share, to the following employees of KSH Investment Group, Inc., the placement agent in the private placement. We also issued 250,000 investment banking warrants, each to purchase one share of our common stock at a price of $4.00 per share, to KSH Investment Group, Inc. The following table provides information regarding the shares issuable upon exercise of the placement agent's warrants and the investment banking warrants held by employees of KSH Investment Group, Inc. The number of shares listed under the columns "Number of Shares Owned Prior to this Offering" and "Number of Shares Being Offered" represents 100% of the shares of common stock issuable upon the exercise of warrants.



           NAME OF SELLING STOCKHOLDER              NUMBER OF SHARES OWNED              NUMBER OF SHARES BEING
           ---------------------------              -----------------------             ----------------------
                                                     PRIOR TO THIS OFFERING                       OFFERED
                                                    -----------------------                       -------

Helen Kohn                                                      151,598                          151,598
Ronit Sucoff                                                    151,598                          151,598
Lewis Mason                                                       3,960                            3,960
Michael Fenton                                                    3,960                            3,960
Darin Barker                                                      2,821                            2,821
Chris Brothers                                                    2,821                            2,821
Jeffrey Sultan                                                    1,050                            1,050
John C. Hatsopoulos                                                 150                              150
David Raven                                                         183                              183
Scott Sucoff                                                      2,229                            2,229
George Bisnoff                                                    3,250                            3,250
Gabe Plaut                                                          125                              125
Peter O'Neill                                                     1,267                            1,267
Francis Anderson                                                  1,008                            1,008
Nancy Murdocco                                                      672                              672
Karen Ann Orlando                                                   672                              672
Frances Kehoe                                                       672                              672
Melissa Belyski                                                     336                              336
Kathy Rocklen                                                     1,000                            1,000
                                                                -------                          -------
TOTAL                                                           332,071                          332,071
                                                                =======                          =======

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders. When we use the term "selling stockholders" in this prospectus, it includes donees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling stockholder whose name appears under the caption "The Selling Stockholders."

         Selling stockholders may sell shares from time to time in a number of ways, including:

         - in block transactions;
         - on the Nasdaq OTC Bulletin Board or other national securities exchange on which the shares are traded;
         - in the over-the-counter market;
         - in negotiated transactions;
         - through put or call option transactions relating to the shares;
         - through short sales of shares;

or through a combination of these methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders.

         The selling stockholders may sell shares in any manner permitted by law, including by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers who act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on shares they resell while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales in the market.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         If we are notified by a selling stockholder that any material agreement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act. The prospectus supplement will disclose:

         - the names of the selling stockholder and the participating broker-dealer(s);
         - the number of shares involved;
         - the price at which the shares were sold;
         - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
         - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
         - other facts material to the transaction.

In addition, if we are notified by a selling stockholder that a donee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

         We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

         We have agreed to indemnify the selling stockholders and any other person who sells shares using this prospectus, and any officer, director or agent of such a person, against certain civil liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share.

COMMON STOCK

         Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on Common Stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of the Company. The Company has not declared dividends on its Common Stock in the past and the management currently anticipates that retained earnings, if any, in the future will be applied to the expansion and development of the Company rather than the payment of dividends. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock offered by the Company hereby will, when issued, be validly issued, fully paid and nonassessable.

WARRANTS

         In July 1999, we issued 90,000 warrants to purchase our common stock at an exercise price of $9.00 per share to Alliance Capital Investment Corp. The warrants are exercisable in July 2000 and expire in July 2002. In September 1999, we issued an additional 3,273 warrants to Alliance Capital Investment Corp., which expire in March 2002.

         In December 1999 through February 2000, we issued 937,747 warrants to purchase our common stock at an exercise price of $4.00 per share to the selling stockholders in the private placement. These warrants expire December 2002 through February 2003. We also issued 82,071 placement agent's warrants to employees of KSH Investment Group, Inc., the placement agent in the private placement, to purchase shares of our common stock at an exercise price of $4.00 per share. In addition, we issued 250,000 investment banking warrants to KSH Investment Group, Inc. in connection with the private placement to purchase shares of our common stock at an exercise price of $4.00 per share. The placement agent's warrants and the investment banking warrants expire in February 2003.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Corporate Stock Transfer. Its address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, and its telephone number at this location is (303) 282-4800.

LISTING

         Our common stock is listed for quotation on the Nasdaq OTC Bulletin Board under the trading symbol "WMET."

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for Westbury Metals Group by Latham & Watkins, Chicago, Illinois.

                                     EXPERTS

         The consolidated financial statements of Westbury Metals Group and subsidiaries as of June 30, 1999 and for the fiscal year then ended included in this prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Westbury Metals Group and subsidiaries as of June 30, 1998 and 1997 and for the fiscal years then ended included in this prospectus, have been so included in reliance on the report of Citrin Cooperman & Company, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

         As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement. For further information about Westbury Metals Group and the shares, reference is made to the registration statement.

         Westbury Metals Group is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC. You can inspect and copy reports and other information filed by Westbury Metals Group with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including Westbury Metals Group, that file electronically with the SEC.

         Upon request, you may obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933, as amended. Requests for such copies should be addressed to Mark R. Buckley, Westbury Metals Group, Inc., 750 Shames Drive, Westbury, New York 11590 (telephone number (516) 997-8333).

                          INDEX TO FINANCIAL STATEMENTS


Westbury Metals Group, Inc. and Subsidiaries
       Interim Financial Statements (unaudited)
             Consolidated Balance Sheets as of December 31, 1999
                 and June 30, 1999..........................................................................  F-2
             Consolidated Statements of Operations for the Six Months Ended
                 December 31, 1999 and 1998.................................................................  F-3
             Consolidated Statements of Cash Flows for the Six Months Ended
                 December 31, 1999 and 1998.................................................................  F-4
             Notes to Consolidated Financial Statements.....................................................  F-5

       Annual Financial Statements
             Reports of Independent Auditors................................................................  F-9
             Consolidated Balance Sheet as of June 30, 1999.................................................  F-12
             Consolidated Statements of Operations for the Fiscal Years
                 Ended June 30, 1999 and 1998...............................................................  F-13
             Statements of Stockholders' Equity for the Fiscal Years
                 Ended June 30, 1999 and 1998...............................................................  F-14
             Consolidated Statements of Cash Flows for the Fiscal Years
                 Ended June 30, 1999 and 1998...............................................................  F-15
             Notes to Consolidated Financial Statements.....................................................  F-16


             Report of Independent Auditors.................................................................  F-31
             Consolidated Balance Sheet as of June 30, 1998 ................................................  F-32
             Consolidated Statements of Operations for the Fiscal Years
                 Ended June 30, 1998 and 1997...............................................................  F-33
             Statements of Stockholders' Equity for the Fiscal Years
                 Ended June 30, 1998 and 1997...............................................................  F-34
             Consolidated Statements of Cash Flows for the Fiscal Years
                 Ended June 30, 1998 and 1997...............................................................  F-35
             Notes to Consolidated Financial Statements.....................................................  F-36

                  WESTBURY METALS GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------


                                                                                 DECEMBER 31,         JUNE 30,
                                                                                    1999                1999
                                                                                    ----                ----
ASSETS                                                                                    (UNAUDITED)
CURRENT ASSETS:
    Cash                                                                       $     1,364,776    $    1,242,230
    Accounts receivable, net of allowance of $20,130 and $17,000,                    2,939,228         2,824,949
    respectively
    Inventory (Note 3)                                                               2,780,730         1,076,237
    Prepaid expenses and other current assets                                          323,123           161,364
                                                                               ---------------    --------------
          Total current assets                                                       7,407,857         5,304,780
                                                                               ---------------    --------------
PROPERTY, PLANT AND EQUIPMENT - Net                                                  2,256,605         2,273,233
GOODWILL - Net                                                                       1,375,612         1,410,480
OTHER ASSETS                                                                           240,046           168,452
                                                                               ---------------    --------------
TOTAL ASSETS                                                                   $    11,280,120    $    9,156,945
                                                                               ===============    ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable and accrued expenses                                      $       879,405    $      611,574
    Due to former Reliable shareholder                                                       -         1,192,578
    Notes payable and current portion of long-term debt (Note 4)                     1,725,827         1,721,758
    Due to customers                                                                   770,560         1,773,663
                                                                               ---------------    --------------
          Total current liabilities                                                  3,375,792         5,299,573
                                                                               ---------------    --------------
LONG-TERM DEBT (Notes 4 & 5)                                                         2,680,633         1,342,369
STOCKHOLDERS' EQUITY:
    Common stock, $.001 par value - authorized, 50,000,000 shares;
    4,470,614 and 3,247,312 shares issued and outstanding,                               4,470             3,247
    respectively
    Capital in excess of par value                                                   6,571,951         3,284,329
    Accumulated comprehensive loss                                                     (73,322)          (60,678)
    Accumulated deficit                                                             (1,279,404)         (711,895)
                                                                               ---------------    --------------
          Total stockholders' equity                                                 5,223,695         2,515,003
                                                                               ---------------    --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $    11,280,120    $    9,156,945
                                                                               ===============    ==============


                 See notes to consolidated financial statements.

                  WESTBURY METALS GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

-------------------------------------------------------------------------------------------
                                                                   SIX MONTHS ENDED
                                                                      DECEMBER 31,
                                                           -------------------------------
                                                               1999                1998
                                                               ----                ----
REVENUE:
  Precious metal sales                                     $ 31,078,290       $ 12,272,649
  Refining                                                    5,396,509          2,321,708
                                                           ------------       ------------
        Total revenue                                        36,474,799         14,594,357
                                                           ------------       ------------
COST OF SALES:
  Cost of precious metal sales                               30,383,330         11,360,310
  Cost of refining                                            4,191,312          1,908,515
                                                           ------------       ------------
        Total cost of sales                                  34,574,642         13,268,825
                                                           ------------       ------------
GROSS PROFIT                                                  1,900,157          1,325,532
                                                           ------------       ------------
OPERATING EXPENSES:
  Selling, general and administrative expenses                1,827,873          1,174,899
  Depreciation and amortization                                 234,288             73,186
                                                           ------------       ------------
        Total operating expenses                              2,062,161          1,248,085
                                                           ------------       ------------
(LOSS) INCOME FROM OPERATIONS                                  (162,004)            77,447
                                                           ------------       ------------
OTHER EXPENSE (INCOME):
  Interest expense                                              414,809             69,923
  Interest income                                                     -            (31,331)
  Other income                                                    9,304            (28,723)
                                                           ------------       ------------
        Total other expense (income)                            405,505              9,869
                                                           ------------       ------------
(LOSS) EARNINGS BEFORE PROVISION
FOR INCOME TAXES                                               (567,509)            67,578
PROVISION FOR INCOME TAXES                                            -              7,974
                                                           ------------       ------------
NET (LOSS) INCOME                                          $   (567,509)      $     59,604
                                                           ============       ============
NET (LOSS) INCOME PER SHARE - Basic
and Diluted                                                $      (0.17)      $       0.02
                                                           ============       ============
WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING:
        Basic and Diluted                                     3,415,885          3,197,312
                                                           ============       ============

                See notes to consolidated financial statements.

                  WESTBURY METALS GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                    FOR THE SIX MONTHS ENDED
                                                                                          DECEMBER 31,

                                                                                    1999               1998
                                                                                ------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                             $   (567,509)     $     59,604
  Adjustments to reconcile net (loss) income to net
  Cash used in operating activities:
    Depreciation and amortization                                                    234,288            73,186
    Warrant conversion inducement charge                                               2,500                 -
    Changes in assets and liabilities:
      Inventory                                                                   (1,704,490)           835,565
      Accounts receivable                                                           (114,278)        (1,048,964)
      Prepaid expenses and other current assets                                     (161,759)        (1,219,145)
      Other noncurrent assets                                                        (71,594)            28,289
      Due to customers                                                            (1,003,104)           181,457
      Accounts payable and accrued expenses                                          267,830            116,717
                                                                                ------------      -------------
         Net cash used in operating activities                                    (3,118,116)          (973,291)
                                                                                ------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Equipment additions                                                               (170,010)          (320,631)
                                                                                ------------      -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note payable to former Reliable shareholder                        (1,192,578)
  Proceeds from issuance of subordinated debt                                      2,000,000                  -
  Net proceeds from credit line                                                        6,184          1,053,478
  Repayment of long-term debt                                                       (191,779)                 -
  Repayment of subordinated debt                                                    (500,000)            (1,783)
  Proceeds from stock warrants exercised and private placement                     3,288,845                  -
                                                                                ------------      -------------
         Net cash provided by financing activities                                 3,410,672          1,051,695
                                                                                ------------      -------------
NET INCREASE (DECREASE) IN CASH                                                      122,546           (242,227)
BEGINNING CASH BALANCE                                                             1,242,230            877,520
                                                                                ------------      -------------
ENDING CASH BALANCE                                                             $  1,364,776      $     635,293
                                                                                ============      =============
Supplemental cash flow information:
         Cash paid for interest                                                 $    365,118      $      69,923



                See notes to consolidated financial statements.

                  WESTBURY METALS GROUP, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------


NOTE 1 - GENERAL

The accompanying consolidated financial statements as of and for the six months ended December 31, 1999 and 1998 include the accounts of Westbury Alloys, Inc. ("Westbury"), Alloy Trading S.A. ("Alloy"), Reliable-West Tech, Inc. ("RWT"), Westbury International, Inc. ("International"), Westbury Realty Management Corp. ("Realty"), and Westbury Metals Group, Inc. ("WMG") (collectively, the "Company").

In the opinion of management, the accompanying unaudited financial statements contain all the adjustments necessary to present fairly the results of operations for the six-month period ended December 31, 1999 and 1998, the financial position at December 31, 1999 and the cash flows for the six-month period ended December 31, 1999 and 1998, respectively. Such adjustments consist of normal recurring items. The consolidated financial statements and notes thereto should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 as filed with the Securities and Exchange Commission.

The interim financial results are not necessarily indicative of the results to be expected for the full year.

NOTE 2 - ACQUISITION

Effective June 30, 1999, the Company purchased assets consisting of land, building, inventory, customer lists, and the business name from Reliable Corporation for $2,350,655, including related acquisition costs of $58,077. The acquisition was accounted for as a purchase. Accordingly, the assets of the acquired business are included in the consolidated balance sheet as of June 30, 1999. The acquisition was financed through amounts payable to the former owner of Reliable. A cash payment of $1,192,578 was made on July 16, 1999, with the remaining balance financed through the issuance of promissory notes which bear interest at an annual interest rate of 7% and are payable over six years. The purchase price exceeded the fair value of net assets acquired by $1,190,000, which is being amortized on a straight-line basis over 20 years.

NOTE 3 - INVENTORIES

Inventories are stated at current market value. Consistent with industry practice, some of the Company's gold, platinum, palladium and silver requirements are furnished by customers and suppliers on a consignment basis.

Title to the consigned precious metals remains with the Consignor. The value of consigned precious metals held by the Company is not included in the Company's balance sheet. On December 31, 1999, the Company held $4,264,398 of precious metals under a consignment agreement with a bank. The Company's precious metal requirements are provided from a combination of owned inventories, precious metals that have been purchased and sold for future delivery, and precious metals received from suppliers and customers on a consignment basis.

NOTE 4 - REVOLVING CREDIT AGREEMENT

In July 1999, RWT, International and Alloys (the "Co-borrowers") entered into a two-year revolving credit agreement with a bank under which it may borrow up to $12,000,000. Of this total, $7,000,000 has been designated for the consignment of precious metals, $1,000,000 for a forward contract facility, and the remaining balance may be utilized to meet working capital requirements. Interest on the consignment of precious metals accrues at each metal's Cost of Funds rate plus 2.50%. The metals' Cost of Funds rates vary by the four metal categories to include gold, platinum, palladium, and silver. Interest on the remaining borrowings accrues at the option of the Company at LIBOR plus 2.50% or Prime plus .5% (Prime rate of 8.50% at December 31, 1999). Borrowings for the consignment of precious metals is limited to the balance of eligible inventory, with the remaining borrowings limited to the balance of eligible accounts receivable. The facility is secured by the assets of the Co-borrowers, and guaranteed by WMG. The agreement requires the Company to maintain certain financial ratios and other financial conditions. The Company has agreed to pay fees of .375% on the unused amount of the facility payable monthly. The Company was in default of certain financial covenants at December 31, 1999 and has received a waiver from the bank.

NOTE 5 - SUBORDINATED DEBT

In July 1999, the Co-borrowers and WMG issued a two-year subordinated term note (the "Note") for the receipt of $2,000,000 from a financing company. Interest on the Note accrues at a rate equal to prime plus 4% and is payable monthly. The principal portion of the Note becomes due July 2001. In conjunction with the issuance of the Note, the Company granted 90,000 warrants to purchase the Company's common stock at an exercise price of $9.00. The Company, using the Black-Scholes Model, has determined that the value of the warrants were not significant at the issuance date. WMG repaid $500,000 of this Note during the period ending December 31, 1999.

NOTE 6 - NET (LOSS) INCOME PER COMMON SHARE

Basic net (loss) income per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted (loss) income per share is calculated by including all dilutive potential common Shares such as stock options and warrants. A reconciliation between the numerators and denominators of the basic and diluted net income per common share is as follows:


                                                                SIX MONTHS ENDED
                                                                   DECEMBER 31,
                                                           -----------------------------
                                                             1999                1998
                                                             ----                ----
Weighted average common shares (denominator for
  basic net (loss) income per share)                       3,415,885           3,197,312

Effect of dilutive securities:
  Employee stock options                                                         325,000
                                                                              ----------
Weighted average common and potential common
  shares outstanding (denominator for diluted (loss)
  income per common share)                                 3,415,885           3,522,317

Potential common shares are not included for the period ended December 31, 1999 because they would be antidilutive.

NOTE 7 - INDUSTRY SEGMENTS

The Company operates in three reportable segments, industrial commodities management, manufacturing, and refining. The Industrial Commodities Management segment consists principally of the sale of precious metals to end-users. The Manufacturing segment provides silver in various forms and shapes (plating salt, tin and tin-lead anodes), which are used in the manufacturing process by customer of the Company. The Refining segment provides refining services to customers of the Company. The Corporate segment combines the activity for the non-reportable segments.


                                            Industrial
                                            Commodities
                                            Management      Manufacturing    Refining       Corporate       Consolidated
                                            ----------      -------------    --------       ---------       ------------
Six months ended December 31, 1999

Sales to unaffiliated customers            $ 20,552,553     $10,535,737     $ 5,396,509    $          -     $ 36,474,799
Transfers between segments                   12,473,381                                     (12,473,381)

           Total revenues                    33,025,934      10,525,737       5,396,509     (12,473,381)      36,474,799

           Interest expenses                    214,263          75,290          15,378         109,878          414,809

Depreciation and amortization                     1,524         135,273          81,008          16,483          234,288

(Loss) income before income tax
    Benefit provision                          (870,029)        261,342         411,002        (369,824)        (567,509)

Total assets                                  3,112,582       2,970,308       1,408,366       3,789,864       11,280,120

                                            Industrial
                                            Commodities
                                            Management      Manufacturing    Refining       Corporate       Consolidated
                                            ----------      -------------    --------       ---------       ------------
Six months ended December 31, 1998

Sales to unaffiliated customers               7,550,061       4,722,588       2,321,708               -       14,594,357
Transfers between segments                   12,318,899               -               -     (12,318,899)               -

           Total revenues                    19,868,960       4,722,588       2,321,708     (12,318,899)      14,594,357

           Interest expenses                     44,616          20,486               -           4,821           69,923
Depreciation and amortization                       842          13,452          55,796           3,096           73,186

Income (loss) before income tax
   Benefit provision                            329,888          51,137        (255,775)        (57,672)          67,578

Total assets                                    927,012       1,777,541       1,247,112       1,414,482        5,366,147

NOTE 8 - COMPREHENSIVE LOSS

Effective June 30, 1999, the Company adopted Statement of Financial Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires the reporting and display of comprehensive loss and its components in the financial statements.

SFAS No. 130 also requires the Company to classify items of other comprehensive income or loss by their nature in financial statements.

Changes in stockholders' equity and comprehensive loss during the six months ended December 31, 1999:

Net loss                                                          $(567,509)
Foreign currency translation adjustment                             (12,645)
                                                                  ---------
Total comprehensive loss                                          $(580,154)
                                                                  =========

NOTE 9 - PRIVATE PLACEMENT OFFERING

During the fiscal quarter ended December 31, 1999, WMG engaged an investment-banking firm and commenced a private placement offering. The offering featured a minimum of 666,667 units and a maximum of 1,833,333 units with each unit consisting of one share of WMG common stock, at a price of $3.00 per unit, and a redeemable warrant to purchase one-half share of WMG common stock at $4.00 per share. The first 666,667 units were offered on a 'best efforts, all or none' basis, and the remaining 1,166,666 units on a best efforts basis. The minimum subscription called for a purchase of 10,000 units. The investment banking firm, in addition to its commission and expenses, received warrants to purchase common stock equal to 5% of the aggregate units sold, callable at prices ranging from $5.50 to $7.00 per share, and up to 250,000 investment banking warrants to purchase one share of common stock at $4.00 per share. During the quarter ended December 31, 1999, 1,082,330 units were sold and net proceeds of $2,975,406 were received. During the quarter ended March 31, 2000, WMG sold an additional 793,164 units and received net proceeds of $2,379,493. The total units sold in the offering of 1,875,494 exceeded the maximum units offered of 1,833,333 by 42,161 units or 2.230%. This resulted in additional dilution of 0.83% over that which they would have experienced had only the maximum units been sold.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders

Westbury Metals Group, Inc.

We have audited the accompanying consolidated balance sheet of Westbury Metals Group, Inc. and Subsidiaries as of June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1999. Our audit also includes the consolidated financial schedule listed in the foregoing index for the year ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Alloy Trading S.A., a 98% owned consolidated subsidiary, for the year ended June 30, 1999, which statements reflect total assets of 1.7% of total consolidated assets for that year; there were no revenues as they have been eliminated in consolidation. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alloy Trading S.A., for the year ended June 30, 1999 is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Westbury Metals Group, Inc. and Subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statement taken as a whole, presents fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Jericho, New York
September 27, 1999

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

ALLOY TRADING S.A.

We have audited the accompanying balance sheet of ALLOY TRADING S.A. as of June 30,1999, and the related statements of profit and loss, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the ALLOY TRADING S.A. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of ALLOY TRADING S.A. as of June 30,1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. The financial statements show the effect of the translation adjustment over the accounts for the period then ended. This amount (loss $ 60,677) results of the methodologic procedures effort established by the general accepted accounting principles.

Lima, Peru
August 25,1999


                                              NOLES MONTEBLANCO & ASOC. S.C.
                                              Member  Firm of
                                              B K R International

Walter A Noles (partner)
Peruvian Public Accountant
Matriculation No. 7208

                          INDEPENDENT AUDITORS' REPORT






To The Board of Directors and Stockholders
Westbury Metals Group, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Westbury Metals Group, Inc. (formerly known as Rosecap, Inc.) and subsidiaries for the year ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Alloy Trading S.A., a 98% owned subsidiary, which statements reflect, as of June 30, 1998, no revenues, as they have been eliminated in consolidation. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alloy Trading S.A., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Westbury Metals Group, Inc. and subsidiaries for the year ended June 30, 1998 in conformity with generally accepted accounting principles.




CITRIN COOPERMAN & COMPANY, LLP

New York, New York
September 18, 1998

WESTBURY METALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
JUNE 30, 1999





ASSETS

CURRENT ASSETS:
  Cash                                                                        $ 1,242,230
  Accounts receivable, net of allowance of $17,000                              2,824,949
  Inventory (Notes 5 and 7)                                                     1,076,237
  Prepaid expenses and other current assets                                       161,364
           Total current assets                                                 5,304,780

PROPERTY, PLANT AND EQUIPMENT - Net (Note 6)                                    2,273,233

GOODWILL, Net of accumulated amortization of $80,720                            1,410,480

OTHER ASSETS                                                                      168,452
                                                                              -----------
TOTAL ASSETS                                                                  $ 9,156,945
                                                                              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                       $   611,574
  Due to former Reliable shareholder (Note 3)                                   1,192,578
  Current portion of long-term debt (Note 8)                                    1,721,758
  Due to customers                                                              1,773,663
                                                                              -----------

           Total current liabilities                                            5,299,573

LONG-TERM DEBT (Note 8)                                                         1,342,369

COMMITMENTS AND CONTINGENCIES (Notes 11 and 12)                                        --

STOCKHOLDERS' EQUITY (Note 11):
  Common stock, $.001 par value - authorized, 50,000,000 shares;
    issued and outstanding, 3,247,312 shares                                        3,247
  Capital in excess of par value                                                3,284,329
  Accumulated comprehensive loss                                                  (60,678)
  Accumulated deficit                                                            (711,895)
                                                                              -----------
           Total stockholders' equity                                           2,515,003
                                                                              -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 9,156,945
                                                                              ===========

See notes to consolidated financial statements.

WESTBURY METALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 1999 AND 1998

                                                     1999            1998
REVENUE:
  Precious metal sales                           $ 29,131,960    $  1,425,315
  Refining                                          5,337,828       1,874,829
                                                 ------------    ------------

           Total revenue                           34,469,788       3,300,144
                                                 ------------    ------------

COST OF SALES:
  Cost of precious metal sales                     27,970,518       1,335,607
  Cost of refining                                  3,451,001         807,221
                                                 ------------    ------------

           Total cost of sales                     31,421,519       2,142,828
                                                 ------------    ------------

GROSS PROFIT                                        3,048,269       1,157,316


OPERATING EXPENSES:
  Selling, general and administrative expenses      2,732,680       1,377,159

  Depreciation and amortization                       166,897          94,696
                                                 ------------    ------------

           Total operating expenses                 2,899,577       1,471,855
                                                 ------------    ------------

EARNINGS (LOSS) FROM OPERATIONS                       148,692        (314,539)


OTHER EXPENSES (INCOME):
  Interest expense                                    276,148         132,090

  Interest income                                     (28,714)        (22,188)
                                                 ------------    ------------

           Total other expenses                       247,434         109,902
                                                 ------------    ------------

LOSS BEFORE PROVISION FOR INCOME TAXES                (98,742)       (424,441)


PROVISION FOR INCOME TAXES (Note 10)                   85,952              --
                                                 ------------    ------------


NET LOSS                                         $   (184,694)   $   (424,441)
                                                 ============    ============

NET LOSS PER SHARE - Basic and Diluted           $      (0.06)   $      (0.20)
                                                 ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING - Basic and Diluted                   3,197,586       2,173,139
                                                 ============    ============


See notes to consolidated financial statements.

WESTBURY METALS GROUP, INC. AND SUBSIDIARIES

STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 1999 AND 1998


                                                                       Capital in               Other      Accumulated     Total
                                               Common Stock     Excess of     Accumulated  Comprehensive Comprehensive Stockholders'
                                             Shares    Amount   Par Value       Deficit         Loss         Loss        Equity
BALANCE, JULY 1, 1997                       1,937,500   1,937   $  118,102    $  (102,760)   $      --    $      --    $   17,279

  Common stock issued upon merger with
    Rosecap, Inc., March 31, 1998              92,500      93       20,905             --           --           --        20,998

  Common stock issued in private placement,
    March 31, 1998                            814,503     815    2,015,224             --           --           --     2,016,039


  Common stock issued upon conversion of
    bridgeholder loans,
    March 31, 1998                            233,333     233      699,767             --           --           --       700,000


  Common stock issued in private placement,
    May 8, 1998                               119,476     119      317,881             --           --           --       318,000

  Net loss for the year ended
   June 30, 1998                                   --      --           --       (424,441)          --           --      (424,441)
                                            ---------   -----   ----------    -----------    ---------    ---------    ----------

BALANCE, JUNE 30, 1998                      3,197,312   3,197    3,171,879       (527,201)          --           --     2,647,875

  Exercise of stock warrants                   50,000      50      112,450             --           --           --       112,500

  Net loss for the year ended
    June 30, 1999                                  --      --           --       (184,694)          --     (184,694)     (184,694)

  Foreign currency translation
   adjustments                                     --      --           --             --      (60,678)     (60,678)      (60,678)
                                            ---------   -----   ----------    -----------    ---------    ---------    ----------

BALANCE, JUNE 30, 1999                      3,247,312   3,247    3,284,329    $  (711,895)   $ (60,678)   $(245,372)   $2,515,003
                                            =========   =====   ==========    ===========    =========    =========    ==========


See notes to consolidated financial statements.

WESTBURY METALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 1999 AND 1998

                                                                                  1999             1998
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                      $  (184,694)   $  (424,441)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                   166,897         94,696

    Reserve for allowance for doubtful accounts                                      17,000             --

    Warrant conversion inducement charge                                             12,500             --

    Changes in assets and liabilities:
      Inventory                                                                     (48,094)      (114,617)

      Accounts receivable                                                        (2,073,796)      (711,159)
      Due from affiliates                                                                --         81,445

      Prepaid expenses and other current assets                                     129,462        276,092
      Other noncurrent assets                                                       (55,275)       (92,114)

      Due to customers                                                            1,318,110         15,850

      Accounts payable and accrued expenses                                         101,215        319,599
                                                                                -----------    -----------

           Net cash used in operating activities                                   (616,675)      (554,649)
                                                                                -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Equipment additions                                                              (656,788)      (174,395)
                                                                                -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock                                                               --      2,334,039

  Repayment of loans payable                                                             --       (973,046)

  Proceeds of bridge financing                                                           --        700,000

  Repayment of long-term debt                                                       (14,490)      (568,983)

  Net proceeds from credit line                                                   1,552,663             --

  Proceeds from stock warrants exercised                                            100,000             --


           Net cash provided by financing activities                              1,638,173      1,492,010
                                                                                -----------    -----------

NET INCREASE IN CASH                                                                364,710        762,966

CASH FROM MERGED SUBSIDIARY                                                              --         41,418

CASH, BEGINNING OF YEAR                                                             877,520         73,136
                                                                                -----------    -----------

CASH, END OF YEAR                                                               $ 1,242,230    $   877,520
                                                                                ===========    ===========


See notes to consolidated financial statements.

WESTBURY METALS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JUNE 30, 1999 AND 1998


1.       ORGANIZATION

Westbury Metals Group, Inc. and Subsidiaries (the "Company") were formed, initially as Rosecap, Inc., on March 31, 1998 through a reverse merger of Westbury Acquisition Corp. and Westbury Alloys, Inc. On June 18, 1998, the Company's name was changed from Rosecap, Inc.

The Company primarily operates in the precious metal industry, principally in the reclamation, sale, manufacture and third party sales of precious metals. The Company's operations occur through its five subsidiaries, Westbury Alloys, Inc. ("Westbury"), Alloy Trading S.A. ("Alloy"), Reliable-West Tech, Inc. ("RWT"), Westbury International, Inc. ("International") and Westbury Realty Management Corp. ("Realty"). Westbury - Principally reclaims gold, silver, platinum and palladium from scraps and residues from the electronics, jewelry, petroleum, dental, chemical, automotive, mining and aerospace industries. Once reclaimed, the precious metals are weighed, sampled and assayed to determine values and settle with the customer, WMG either purchases the precious metal or returns the metal to the customer. Alloy - Is a 98% owned Peruvian subsidiary of the Company. Local managers of Alloy own the remaining 2%. Alloy primarily exports precious metals for the Company's own use or sale to third parties. Alloy is also engaged in the development of precious metal opportunities in South America which may include gold and silver bullion transactions with the mining industry and other industrial users of precious metals. RWT - Manufactures and sells silver in various forms and shapes, plating salts and tin and tin-lead anodes used in manufacturing. RWT also will be involved in precious metal casting grains, alloys and mill products as its business expands. RWT currently holds the registered trade name `Onic' for use in the manufacture and sale of its high-quality tin products. RWT was formed on June 30, 1999 through the purchase of Reliable Corporation by the Company's subsidiary, West Tech. West Tech was formed as a subsidiary of the Company on March 30, 1998. International - Engages in the risk management of precious metals and foreign currency for the Company. The Company's policy is to hedge all financed transactions so no gains and losses occur due to market fluctuations. International was formed in July 1998. Realty - Acquired, owns and manages property used by Westbury and RWT in its reclamation and manufacturing operations. Realty was formed in June 1998, and did not have financial activity during that year.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation - All significant intercompany balances and transactions between and among Westbury Metals Group and its subsidiaries have been eliminated in consolidation.

b. Inventory and Inventory Hedging - Inventories which consist of precious metals are stated at market value. Quantities are determined based upon physical count and third party assays. Gold and silver comprise the major portion of the value of

       Westbury's precious metal inventory. The prices of gold and silver are subject to fluctuations and are expected to continue to be affected by world market conditions. At June 30, 1999, all inventory owned by Westbury was fully hedged to protect against market fluctuations. Market gains or losses as well as all trading activities are included in "Cost of sales." It is the Company's policy that all metal transactions are fully hedged and should result in no gains or losses due to market fluctuations. Hedging consists of the sale or purchase of forward contracts for the physical delivery of metals. When the Company purchases precious metal, it sells a forward contract to protect against fluctuating market prices; conversely, when the Company sells precious metals, it buys a contract to close the transaction. Futures contracts are measured at market value with unrealized gains and losses reflected in operations during the period. Westbury maintains inventories of precious metals in various states of processing. Westbury also maintains inventories at independent outside refineries. Such inventories are also carried at current market value. As of June 30, 1999, the Company had approximately $575,000 of net forward exchange contracts outstanding.

c. Property, Plant and Equipment - Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is provided for by the straight-line method over the estimated useful lives of the related assets, ranging from 5 to 35 years.

d. Amortization of Intangible Assets - Intangible assets consist of goodwill, which is the excess of the purchase price over the fair value of assets acquired in business combinations accounted for as purchases. Goodwill is being amortized on a straight-line basis over the period benefited, ranging from 20-24 years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

e. Impairment of Long-Lived Assets - The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("Statement 121"). Statement 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. Statement 121 requires the review of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment would be recognized in operating results if a permanent diminution in value were to occur.

f. Translation of Foreign Currencies - Translation adjustments result from the process of translating Alloy's financial statements from their local currency to U.S. dollars. Assets and liabilities in foreign currencies are translated into U.S. dollars at the rate in effect on the balance sheet date. Revenues and expenses are translated at the average rate for the period. Where amounts denominated in a foreign currency are converted to U.S. dollars by remittance or repayment, the realized exchange differences are not material and are included in determining net loss for the period.

g. Due to Customers - The Company's customers have the option of receiving cash in lieu of the refined precious metals. Since the Company bears the risk of loss, it is the policy of the Company to record all precious metals received for refining as inventory and an offsetting liability due to customers. Amounts due to Customers were $1,773,663 at June 30, 1999.

h. Revenue Recognition - Revenue from sales to customers is recognized at the time product is shipped. Revenue for precious metal reclamation and refining activities is recognized once all significant reclamation activities have been performed and substantially all expenses related to the reclamation and refining process have been incurred. Customers are billed and reclamation revenue is recorded initially based upon assayed value of the reclaimed materials. Once the final refining and assaying is performed, the transaction is settled. The settlement amount does not vary significantly from the amounts initially recorded. In certain cases, the Company accepts payment for product sales or reclamation services in precious metals.

i. Income Taxes - The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates in effect for the years in which the differences are expected to reverse.

j. Net Loss per Common Share - Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the period. Dilutive potential common shares, such as stock options and warrants, are not included for all periods presented because they would be antidilutive.

k. Fair Value of Financial Instruments - Financial instruments consist primarily of investments in cash, trade account receivables, accounts payable, debt obligations and derivative financial instruments. The Company estimates the fair value of financial instruments based on interest rates currently available to the Company and by comparison to quoted market prices. At June 30, 1999, the fair value of the Company's instruments approximated the carrying value.

l. Use of Estimates - The preparation of financial statements requires the Company's management to estimate the current effects of transactions and events whose ultimate outcomes may not be determinable until future years. Consequently, actual results could differ from those estimates.

m. Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issues to Employees. The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for

       Stock-Based Compensation, which requires the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense.

n. New Accounting Pronouncements - The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which require the Company to report and display certain information related to comprehensive income and operating segments. Adoption of these statements did not impact the Company's financial position or results of operations.

o. Reclassifications - Certain prior year amounts have been reclassified to conform with current year presentations.

3.       ACQUISITION

Effective June 30, 1999, the Company purchased assets consisting of land, building, inventory, customer list, and business name from Reliable Corporation for $2,350,655, including related acquisition costs of $58,077. The acquisition was accounted for as a purchase. Accordingly, the assets of the acquired business are included in the consolidated balance sheet as of June 30, 1999. The acquisition was financed through amounts payable to the former owner of Reliable. A cash payment of $1,192,578 was made on July 16, 1999, with the remaining balance financed through the issuance of promissory notes which bear interest at an annual interest rate of 7% and are payable over six years. The purchase price exceeded the fair value of net assets acquired by $1,190,000, which is being amortized on a straight-line basis over 20 years.

       The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Reliable Corporation had occurred as of July 1, 1998 and 1997, respectively.

                                                June 30,
                                          1999              1998

Total revenue                        $   50,503,961    $ 21,440,135
                                     ==============    ============

Net loss                             $     (980,182)   $   (638,868)
                                     ==============    ============

Loss per share - Basic and Diluted   $        (0.31)   $      (0.29)
                                     ==============    ============


       The unaudited pro forma consolidated results of operations are not indicative of the actual results that would have occurred had the acquisition been consummated on the dates indicated or of future operations of the combined companies under the ownership and management of the Company.

4.       ADVANCES TO CUSTOMERS

       Advances to customers arise as a result of the Company advancing finished metal or cash to the customer prior to the settled amount. At the request of the customer, the Company may advance up to 90% of the expected settlement value of the metal to the customer. The Company may occasionally advance or consign metal to its customers. These advances are charged against future transactions with the customer. At June 30, 1999, total advances to customers amounted to $450,297.

5.       INVENTORIES

       Inventories are stated at current market value. Consistent with other companies that refine and produce precious metal fabricated products, some of the Company's gold and silver requirements are furnished by customers and suppliers on a consignment basis. Title to the consigned gold and silver remains with the consignor. The value of consigned gold and silver held by the Company is not included in the Company's balance sheet. At June 30, 1999, the Company held $2,401,638 under consignment agreements (See Note 7). The Company's gold and silver requirements are provided from a combination of owned inventories, precious metals which have been purchased and sold for future delivery, and gold and silver received from suppliers and customers on a consignment basis. 6.

6.       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment at June 30, 1999 consists of the following:

        Land                                             $  207,916
        Building and building improvements                  742,144
        Machinery and equipment                           1,396,458
        Furniture and fixtures                              196,005
        Vehicles                                             50,062
                                                         ----------
                                                          2,592,585
        Less accumulated depreciation and amortization      319,352
                                                         ----------
        Property, plant and equipment, net               $2,273,233
                                                         ==========

7.       GOLD CONSIGNMENT AGREEMENTS

       The Company has gold consignment agreements with lenders to provide the Company with the gold used in production. At June 30, 1999, the Company has not included in its inventory 9,193 troy ounces of fine gold on consignment having a market value of $2,401,638 (See Note 5). The maximum amount of consigned gold available during fiscal 1999 was limited to the amount guaranteed by letters of credit provided by a third-party consignee, which totaled $2,600,000.

       The Company has incurred consignment fees in the amount of $72,634 and $22,518 for the years ended June 30, 1999 and 1998.

8.       LONG-TERM DEBT


Revolving Credit Agreement (a)   $1,552,663
Promissory Notes (b)              1,100,000
Mortgage (c)                        317,712
Other                                93,752
                                 ----------
           Total                  3,064,127
Less current maturities           1,721,758
                                 ----------
Long-term maturities             $1,342,369
                                 ==========

      a) In September 1998, RWT entered into a one-year revolving credit agreement with a credit corporation which provides for borrowings up to $2,000,000. Interest on outstanding borrowings accrues at the prime rate of interest plus two percent (10.0% at June 30, 1999). The facility is secured by the assets of RWT and guaranteed by WMG. Borrowings are limited to the balance of eligible accounts receivable. Based upon the borrowing base of the Company at June 30, 1999, the revolving credit agreement was fully utilized. The agreement requires the Company to maintain certain financial ratios and requires prior written consent for certain transactions. The agreement was replaced subsequent to year end by a $12,000,000 revolving credit agreement with a financial institution (See Note 17).

      b) In connection with the acquisition of Reliable Corporation on June 30, 1999, RWT issued two six year promissory notes totaling to $1,100,000 to the former Reliable shareholder. The promissory notes bear interest at fixed rate of 7.0% and is payable in equal monthly principal installments totaling approximately $18,750 with the first installments due on August 1, 1999. The promissory notes are secured by the assets acquired.

      c) In September 1998, WRC entered into a fifteen year, $325,000 mortgage with a bank. The mortgage bears interest at a fixed rate of 8.625% and is payable in equal monthly principal installments of $3,224. The obligation under the Mortgage is secured by the building acquired.

Long-term liabilities maturing subsequent to June 30, 1999 are as follows:

     Year Ending June 30,

     1999      $1,721,758
     2000         195,300
     2001         210,370
     2002         222,235
     2003         232,855
    Thereafter    481,609
               ----------
               $3,064,127
               ==========

9.       DEFINED CONTRIBUTION PLAN

       The Company maintains an Employee 401(k) Profit-Sharing Plan (the "401(k) Plan") for all qualified salaried employees, which complies with the Section 401(k) of the Internal Revenue code of 1984, as amended. The 401(k) Plan permits employees to make voluntary contributions to the Plan. The Company is not required to make any matching contributions but may do so at the discretion of management. During fiscal 1999 and 1998, no contributions were made to the 401(k) Plan by the Company.

10.      INCOME TAXES

       The income tax provisions consists of the following:

                                                                  June 30,
                                                               1999       1998
  Current:
    Federal                                                 $      --   $     --
    State and local                                             9,430         --
                                                            ---------   --------

    Foreign                                                    76,522         --

             Total current                                     85,952         --

  Deferred:
    Federal                                                        --         --

    State and local                                                --         --

    Foreign                                                        --         --
                                                            ---------   --------

             Total deferred                                        --         --
                                                            ---------   --------
  Total income tax provision                                $  85,952   $     --
                                                            =========   ========

Deferred taxes at June 30, 1999 consist of the following:

 Deferred Tax Assets:
   Accounts receivable                                                  $  6,970
   Net operating loss                                                    283,561
   Other                                                                     318
                                                                        --------

                                                                         290,849

 Deferred Tax Liabilities:
   Property and equipment                                                 (8,863)
                                                                        --------
 Net deferred tax asset                                                  281,986

 Valuation allowance                                                    (281,986)

 Net deferred taxes                                                     $     --
                                                                        ========

       The valuation allowance increased by approximately $138,000 during the fiscal year as a result of the increase in net operating loss carryforwards. The Company has net operating loss carry forwards totaling approximately $691,612, which expires between 2006 and 2017. A reconciliation of the differences between the Federal statutory tax rate of 35% and the Company's effective income tax rate is as follows:

                                                 June 30,
                                              1999     1998
Federal statutory income tax  rate            (35)%    (35)%
State income taxes, net of Federal benefit      6       --
Permanent differences                          14       --
Foreign rate differential                     (38)      --
Increase in valuation allowance               140       35
                                             ----     ----

Effective income tax rate                      87%       0%
                                             ====     ====

11.      STOCKHOLDERS' EQUITY

a. Common Stock - Effective March 31, 1998, the Company issued 1,850,000 shares of its common stock in exchange for all of the outstanding shares of Westbury Alloys, Inc. This merger was accounted for as a purchase. The value attributed to the shares was $100,000, which was the value of all of the outstanding shares on the books of Westbury Alloys, Inc. Additionally, in accordance with the reverse merger, the Company declared and paid a 1.057142 for one stock dividend on the Company stock outstanding. This resulted in an additional 92,500 shares of stock issued. In December 1997, the Company completed a bridge financing agreement in the amount of $700,000 which was used to repay long-term debt and to support operations. In accordance with the terms of the bridge agreement, the debt was converted into shares of the Company's common stock at the time of the reverse merger on March 31, 1998. A total of 233,333 shares of the Company's common stock were issued to the debtholders at the offering price of $3.00 per share.

In fiscal year 1998, the Company entered into an agreement whereby it issued shares of its common stock through a private placement memorandum. The proceeds of the offering, net of expenses, including the conversion of the bridge loan to common stock, was $3,034,039 from the issuance of 1,167,312 shares.

b. Warrants - As part of the loan agreement (discussed in (a) above), the debtholders received warrants to purchase 700,000 shares of the common stock of the Company at $2.25. These warrants expire on December 19, 1999. In the fourth quarter of fiscal 1999, the Company, in an attempt to raise capital, offered each warrant holder the option to convert the warrants into common stock at an exercise price of $2.00, which represented a discount of $.25 below the exercise price. As of June 1999, two warrant holders accepted this offer and exercised a total of 50,000 warrants, for which the Company recorded an expense of $12,500 related to this discount. The offer to exercise the warrants at a discount expired on June 30, 1999.

c. Stock Option Plan - Under the Company's stock option plan (Westbury Alloys, Inc.'s 1997 Omnibus Stock Incentive Plan (as amended)) (the "Plan"), which has been ratified by the shareholders of Westbury Metals Group Inc., options to purchase a maximum of 750,000 shares of common stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) may be granted to employees and outside directors of the Company. The options to be granted under the Plan are designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has the discretion as to the person to be granted the options, the number of shares subject to the options and the terms of the option agreements. The Plan is administered by the Board of Directors. All present and future employees shall be eligible to receive incentive awards under the Plan, and all present and future non-employee directors shall be eligible to receive non-statutory options under the Plan. The options are intended to receive incentive stock option tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of shares of common stock covered by an incentive stock option shall not be less than 100% of the fair market value of such shares on the date of grant, provided that if an incentive stock option is granted to an employee who, at the time of the grant is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option shall not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of shares covered by a non-statutory stock option shall not be less than 85% of the fair market value of such shares on the date of grant.

            Stock option transactions during the years ended June 30, 1999 and 1998 are summarized below:

                                        Shares      Price Range    Average Price
Options outstanding - July 1, 1997           --               --          --
Options granted                         285,000    $0.50 - $3.00       $1.30
Options cancelled                       (15,000)   $        0.50       $0.50
                                       --------    -------------       -----

Options outstanding - June 30, 1998     270,000    $0.50 - $3.00       $1.40

Options granted                          52,500    $        3.00       $3.00

Options cancelled                        (8,500)   $0.50 - $3.00       $2.29
                                       --------    -------------       -----


Options outstanding June 30, 1999       314,000    $        3.00       $3.00
                                       --------    -------------       -----

Options exercisable at June 30, 1999    150,833    $0.50 - $3.00       $2.07
                                       ========    =============       =====


Not Registered

                                                                    Stock                       Stock Options
                                                             Options Outstanding           Outstanding Exercisable
                                                        ------------------------------    ------------------------------
                                                         Weighted Avg.    Weighted                        Weighted
                                                           Remaining       Average                        Average
                      Range of              Number        Contractual     Exercise          Number        Exercise
                   Exercise Prices        Outstanding     Life (yrs.)       Price        Exercisable       Price
                       $ 0.50                 167,500        8.4            $0.50             55,833       $0.50

                       $ 3.00                 146,500        9.1            $3.00             95,000       $3.00
                                            ---------                                       --------

                                              314,000                                        150,833
                                            =========                                        =======

Of the options granted for the fiscal year ended June 30, 1998, 167,500 are exercisable in equal installments over a three-year period from date of grant, 50,000 are exercisable in equal installments over a two-year period from date of grant and 50,000 were immediately exercisable. Of the option granted for the fiscal year ended June 30, 1999, 16,500 are exercisable in equal installments over a three-year period from date of grant, 10,000 are exercisable one year from date of grant and 20,000 were immediately exercisable. The exercise price under each option is the fair market value of the Company's stock at the date of grant. All options expire ten years from the date of grant. There are 436,000 shares available for future grants. There have been 23,500 options cancelled under this plan.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the fixed portion of its stock option plans. Had compensation cost for the Company's fixed stock options been determined based on fair value at the grant dates consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation to Employee" ("SFAS No. 123"), the Company's net loss attributable to common shareholders and net loss per share would have increased to the pro forma amounts indicated below:


                                       1999                          1998
                                        As            Pro             As             Pro
                                     Reported        Forma         Reported         Forma
Net. loss attributable to common
  shareholders                     $  (184,694)   $  (262,267)   $  (424,441)   $  (502,694)
Net loss per share -
basic and diluted                  $     (0.06)   $     (0.08)   $     (0.20)   $     (0.23)


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants. The weighted average fair value of options granted during fiscal 1999 was $1.18. The weighted average fair value of all options granted as of June 30, 1999 was $0.50.

                                 1999     1998
Dividend yield                      0%      0%
Expected volatility               132%      0%
Risk-free interest rate          5.78%   5.00%
Expected option life, in years      4     4-5

12.      COMMITMENTS AND CONTINGENCIES

a. Lease Commitments - The Company has several operating leases consisting of a facility used for reclamation and various automobiles.

            The facility lease provides the Company with the option to purchase at the end of the lease term. The Company has no intention to exercise this purchase option at this time.

            Minimum payments for operating leases having initial or remaining noncancelable terms in excess of one year are as follows:


            Year Ending June 30,
                 2000              $ 96,970
                 2001                86,684
                 2002                89,556
                 2003                92,004
                                   --------
                                   $365,214
                                   ========

            Rent expense for all operating leases was approximately $84,472 and $91,624 for the years ended June 30, during 1999 and 1998, respectively.

b. Employment Agreements - The Company's chief executive officer has an employment agreement expiring December 31, 2000. Under the agreement, he receives $175,000 annually plus 10% of the annual pre-tax profits of the Company in excess of $500,000 to a maximum bonus of $175,000.

            Under the terms of the Reliable acquisition, the Company entered into a three-year employment agreement with the former Reliable shareholder effective July 1, 1999, to render services in the capacity as president of the RWT subsidiary. Compensation during the employment agreement will be $150,000 annually.

c. Letters of Credit - An affiliate of the Company has entered into a letter of credit arrangement with an unrelated third party to provide letters of credit in the amount of $2,600,000 to guarantee the debt to a lender. During fiscal 1999 and 1998, the Company paid fees of $21,807 for these letters of credit. Subsequent to year-end, this letter of credit arrangement and related guarantee was terminated as a result of the Company entering into a new credit agreement with a different lender.

d. Consulting Services - In fiscal 1996, the Company entered into a five-year consulting agreement with a former principal of Westbury Alloys, Inc. for an annual fee of $10,000.

e. Litigation - The Company is subject to litigation in the ordinary course of its business. The Company believes it has meritorious defenses in all material pending lawsuits and that the outcome will not have a material adverse effect on the Company's financial position or results of operations.

13.      RELATED PARTY TRANSACTIONS

a. An officer of the Company is affiliated with a legal firm which provided services to the Company in the amount $55,485 and $67,641 for fiscal 1999 and 1998, respectively.

b. A Director of the Company is affiliated with a credit corporation which provides financing under the revolving credit agreement. Total interest and financing fees paid to the credit Corporation in fiscal 1999 was $139,250.

14.      SUPPLEMENTAL CASH FLOW INFORMATION

       Selected cash payments and noncash activities were as follows:

                                                          1999           1998
Cash paid during the year for:
Interest                                             $   252,443    $   164,454

Noncash investment and financing activities:
Acquisition of business assets by assuming
  liabilities (See Note 3)                             2,292,578             --
Purchase of Land and Building:
  Fair value of assets acquired                      $   544,342             --
  Cash Paid                                             (219,342)            --
Liabilities assumed                                  $   325,000    $        --
  Capital lease obligations                               79,500             --
  Loan obligations to finance purchase of vehicles        21,454             --


15.      INDUSTRY SEGMENTS

       In 1997, the Financial Accounting Standard Board issued SFAS No. 131, Disclosure About Segments at an Enterprise and Related Information, which establishes standards for the way in which public business enterprises report information about operating segments in annual financial statements.

       The Company operates in three reportable segments, industrial commodities management, manufacturing, and refining. The Industrial Commodities Management segment consists principally of the sale of precious metals to end users. The Manufacturing segment provides silver in various forms and shapes, plating salt, tin and tin-lead anodes which are used in manufacturing to consumers of the Company. The Refining segment provides refining services to customers of the Company. The Corporate segment combines activity for nonreportable segments.

                                     Industrial
                                    Commodities
                                     Management    Manufacturing      Refining      Corporate    Consolidated
YEAR ENDED JUNE 30, 1999

  Sales to unaffiliated customers   $ 20,224,000   $  8,908,000    $  5,338,000   $          --   $ 34,470,000

  Transfers between segments          23,783,000             --              --     (23,783,000)            --
                                    ------------   ------------    ------------   -------------   ------------
  Total revenues                    $ 44,007,000   $  8,908,000    $  5,338,000   $ (23,783,000)  $ 34,470,000
                                    ============   ============    ============   =============   ============

  Interest expenses                 $     64,000   $     89,000    $    102,000   $      21,000   $    276,000
                                    ============   ============    ============   =============   ============
  Depreciation and amortization     $      2,000   $     33,000    $    122,000   $      10,000   $    167,000
                                    ============   ============    ============   =============   ============

  Income (Loss) before income tax
    benefit provision               $      2,000   $   (133,000)   $     74,000   $     (42,000)  $    (99,000)
                                    ============   ============    ============   =============   ============

  Income provisions                 $     77,000   $         --    $      9,000   $          --   $     86,000
                                    ============   ============    ============   =============   ============
  Total assets                      $    981,000   $  4,730,000    $  2,524,000   $     922,000   $  9,157,000
                                    ============   ============    ============   =============   ============

16.      CONCENTRATION OF CREDIT RISK

       The Company maintains its cash in bank accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk.

       In fiscal 1999, the Company had two customers which accounted for approximately 15.1% and 9.2% of consolidated revenue. As of June 30, 1999, the accounts receivable balance for these customers were approximately $774,000 and $0, respectively.

17.      SUBSEQUENT EVENTS

       In July 1999, RWT, International and Alloys (the "Co-borrowers") entered into a two year revolving credit agreement with a bank under which it may borrow up to $12,000,000. Of this total, $7,000,000 has been designated for the consignment of precious metals, $1,000,000 for a forward contract facility, and the remaining balance may be utilized to meet working capital requirements. Interest on the consignment of precious metals accrues at the Gold Cost of Funds rate plus 2.50%. Interest on the remaining borrowings accrues at the option of the Company at LIBOR plus 2.50% or Prime plus .5%. Borrowings for the consignment of precious metals is limited to the balance of eligible inventory, with the remaining borrowings limited to the balance of eligible accounts receivables. The facility is secured by the assets of the Co-borrowers, and guaranteed by WMG. The agreement requires the Company to maintain certain financial ratios and other financial conditions. The Company has agreed to pay fees of .375% on the unused amount of the facility.

In addition, in July 1999, the Co-borrowers and WMG received a two year subordinated term note (the "Note") in the amount of $2,000,000 from a financing company. Interest on the Note accrues at a rate equal to prime plus 4% and is payable monthly. The principal portion of the Note becomes due July 2001. In conjunction with the issuance of the Note, the Company granted 90,000 warrants to purchase the Company's common stock at an exercise price of $3.00, which represents the fair market value of the stock on the date of issuance. The warrants are exercisable July 2000 and expires July 2009.

                          INDEPENDENT AUDITORS' REPORT




To The Board of Directors and Stockholders
Westbury Metals Group, Inc.

We have audited the accompanying consolidated balance sheet of Westbury Metals Group, Inc. (formerly known as Rosecap, Inc.) and subsidiaries as of June 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Alloy Trading S.A., a 98% owned subsidiary, which statements reflect total assets of $508,432 as of June 30, 1998; there were no revenues as they have been eliminated in consolidation. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alloy Trading S.A., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Westbury Metals Group, Inc. and subsidiaries as of June 30, 1998, and the results of their operations and their cash flows for the years ended June 30, 1998 and 1997 in conformity with generally accepted accounting principles.

As discussed in Note 17 to the consolidated financial statements, the Company's management discovered subsequent to the issuance of the consolidated financial statements that the merger of Westbury Alloys Inc. and Rosecap, Inc. should have been recorded with Westbury Alloys, Inc. as the acquirer. Accordingly, the accompanying consolidated financial statements have been restated, and an adjustment made to accumulated deficit to reflect the correction of that treatment.



CITRIN COOPERMAN & COMPANY, LLP



New York, New York
September 18, 1998 except as to
Note 17, which is as of
February 15, 1999

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1998


                                     ASSETS
                                     ------
CURRENT ASSETS:
  Cash                                                     $   877,520
  Accounts receivable                                          788,749
  Inventory                                                    835,565
  Due from affiliates
  Prepaid expenses and other current assets                    348,795
                                                           -----------
Total Current Assets                                         2,850,629
                                                           ===========


PROPERTY, PLANT AND EQUIPMENT:
  Property and equipment                                       599,843
  Accumulated depreciation and amortization                   (162,695)
                                                           -----------
Net Property Plant and Equipment                               437,148
                                                           ===========


OTHER ASSETS:
  Goodwill-net of accumulated amortization of $70,480          230,720
  Deposits                                                     113,177
                                                           -----------
Total Other Assets                                             343,897
                                                           ===========

TOTAL ASSETS                                               $ 3,631,674
                                                           ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


CURRENT LIABILITIES:
  Loans payable                                            $
  Current portion of long-term debt
  Due to customers                                             455,553
  Accounts payable and accrued expenses                        528,246
                                                           -----------
Total Current Liabilities                                      983,799
                                                           -----------

Long-term debt-net of current portion
                                                           -----------


STOCKHOLDERS' EQUITY:
  Common stock $.001 par value; Authorized
  50,000,000 shares; issued and outstanding
  3,197,312 shares                                               3,197
  Capital in excess of par value                             3,171,879
  Accumulated deficit                                         (527,201)
                                                           -----------
Total Stockholders' Equity                                   2,647,875
                                                           -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 3,631,674
                                                           ===========


          See accompanying notes to consolidated financial statements.

                  WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997
-------------------------------------------------------------------------------

                                                     1998            1997
REVENUE:
  Precious metal sales                           $  1,425,315    $         --
  Refining                                          1,874,829       1,540,479
                                                 ------------    ------------

           Total revenue                            3,300,144       1,540,479
                                                 ------------    ------------

COST OF SALES:
  Cost of precious metal sales                      1,335,607              --
  Cost of refining                                    807,221         703,853
                                                 ------------    ------------

           Total cost of sales                      2,142,828         703,853
                                                 ------------    ------------

GROSS PROFIT                                        1,157,316         836,626


OPERATING EXPENSES:
  Selling, general and administrative expenses      1,377,159         735,235

  Depreciation and amortization                        94,696         138,479
                                                 ------------    ------------

           Total operating expenses                 1,471,855         873,714
                                                 ------------    ------------

EARNINGS (LOSS) FROM OPERATIONS                      (314,539)        (37,088)


OTHER EXPENSES (INCOME):
  Interest expense                                    132,090          56,654

  Interest income                                     (22,188)             --
                                                 ------------    ------------

           Total other expenses                       109,902          56,654
                                                 ------------    ------------

LOSS BEFORE PROVISION FOR INCOME TAXES               (424,441)        (93,742)


PROVISION FOR INCOME TAXES                                 --           9,018
                                                 ------------    ------------


NET LOSS                                         $   (424,441)   $   (102,760)
                                                 ============    ============

NET LOSS PER SHARE - Basic and Diluted           $      (0.20)   $      (0.05)
                                                 ============    ============

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING - Basic and Diluted                   2,173,139       1,937,500
                                                 ============    ============


          See accompanying notes to consolidated financial statements.

                  WESTBURY METALS GROUP, INC. AND SUBSIDIARIES
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                    Common Stock             Capital in                           Total
                                    ------------             excess of        Accumulated      Stockholders'
                               Shares         Amount         par value          Deficit           Equity
                               ------         ------         ----------       -----------      -------------
Balance, July 1, 1996         1,937,500      $   1,937       $  118,102       $                $  120,039

Net loss for the year ended
  June 30, 1997                                                                   (102,760)      (102,760)
                              ---------      ---------       ----------       ------------     ----------
Balance, June 30, 1997        1,937,500          1,937          118,102           (102,760)        17,279


Common stock issued upon
  merger with Rosecap, Inc.
  March 31, 1998                 92,500             93           20,905                            20,998


Common stock issued
  in private placement
  March 31, 1998                814,503            815        2,015,224                         2,016,039


Common stock issued
  upon conversion of
  bridgeholder loans
  March 31, 1998                233,333            233          699,767                           700,000


Common stock issued
  in private placement
  May 8, 1998                   119,476            119          317,881                           318,000


Net loss for the year
  ended June 30, 1998                                                           (424,441)        (424,441)
                              ---------      ---------       ----------       ----------       ----------


Balance, June 30, 1998        3,197,312      $   3,197       $3,171,879       $ (527,201)      $2,647,875
                              =========      =========       ==========       ==========       ==========



          See accompanying notes to consolidated financial statements.

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1997



                                                             1998                   1997
                                                             ----                   ----
Operating Activities:
  Net loss                                              $  (424,441)           $  (102,760)
  Adjustments to reconcile net loss to net cash
    used by operating activities:


  Depreciation and amortization                              94,696                138,479
  Changes in assets and liabilities:
    Inventory                                              (114,617)              (720,948)
    Accounts receivable                                    (711,159)               (77,590)
    Due from affiliates                                      81,445                (81,445)
    Prepaid expenses and other current assets               276,092               (381,841)
    Deposits                                                (92,114)               (21,063)
    Due to customers                                         15,850                439,703
    Accrued expenses                                        319,599                188,227
                                                        -----------           ------------
  Net cash used by operating activities                    (554,649)              (599,238)
                                                        -----------           ------------

Investing activities:
  Equipment additions                                      (174,395)              ( 55,046)
  Loans to customers                                                              (163,046)
  Payments of organization costs                                                    (1,200)
                                                        -----------           ------------
  Net cash used by investing activities                    (174,395)              (219,292)
                                                        -----------           ------------

Financing activities:
  Issuance of common stock                                2,334,039
  Repayment of loans payable                               (973,046)
  Proceeds of Bridge financing                              700,000
  Repayment of long-term debt                              (568,983)
  Paid-in capital                                                                   20,039
  Note payable                                                                    (101,419)
  Loans payable                                                                    973,046
                                                        -----------           ------------
  Net cash provided by financing activities               1,492,010                891,666
                                                        -----------           ------------

Net increase in cash                                        762,966                 73,136

Cash from merged subsidiary                                  41,418

Cash - beginning                                             73,136
                                                        -----------           ------------
CASH - ENDING                                           $   877,520           $     73,136
                                                        ===========           ============

          See accompanying notes to consolidated financial statements.

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On June 18, 1998, the Company name was changed from Rosecap, Inc. to Westbury Metals Group, Inc. ("WMG"). On March 31, 1998 the Company entered into a merger between Westbury Acquisition Corp. ("WAC"), a wholly owned subsidiary of the Company, and Westbury Alloys, Inc., ("Westbury") a Delaware Corporation, the surviving entity. At June 30, 1997 Westbury was a Limited Liability Company. The merger is a reverse merger whereby the principals of Westbury became the principals and the largest shareholders of the Company. The Company commenced operating the business of Westbury after the consummation of the merger. Prior to the merger, the Company, which was incorporated in 1990, had not conducted any operations and reported as a development stage enterprise.

Westbury reclaims principally gold, silver, platinum and palladium from scrap and residues from the electronics, jewelry, petroleum, dental, chemical, automotive, mining and aerospace industries. After controlled weighing, sampling, and assaying to determine values and to settle with the customer, Westbury either purchases the precious metal or returns metal to the customer. Through its Peruvian subsidiary Alloy Trading S.A. ("Alloy"), Westbury imports metals for its own use as well as for direct sales to third parties.

Alloy, a 98% owned subsidiary of Westbury, was incorporated in Peru in 1996. The remain 2% of the capital stock of Alloy is owned by the two local managers of Alloy. The long range purpose of Alloy is to develop trading opportunities between Peruvian companies and their counterparts worldwide and to explore opportunities in metal related activities including gold and silver bullion, transactions with the mining industry, jewelry manufacturers, and other similar activities.

On March 30, 1998 West Tech, Inc. ("West Tech") was formed as a subsidiary of Westbury (with ownership being subsequently transferred to WMG) for the manufacture and sale of silver in various forms and shapes, plating salts as well as tin and tin-lead anodes used in manufacturing. In the near future the Company anticipates a broader product line to include precious metal casting grains, alloys, and mill product. In May of 1998 the Company acquired the registered trade name Onic for use in the manufacture and sale of its high quality tin products.

Westbury Realty Management Corp. ("WRMC") was formed in June of 1998 for the purpose of acquiring the property that is presently being rented by Westbury for its processing of catalyst materials. This acquisition should be completed by September 30, 1998. There was no financial activity during the reporting period.

Gold and silver comprise the major portion of the value of Westbury's precious metal inventory, which may be held under certain consignment agreements (see
Note 4). The prices of gold and silver are subject to fluctuations and are expected to continue to be affected by world market conditions. At June 30, 1998 all inventory owned by Westbury was fully hedged to protect against market fluctuations. Market gains or losses as well as all trading activities are included in "Cost of sales". It is the Company's policy that all metal transactions are fully hedged and should result in no gains or losses due to market fluctuations. Hedging consists of the sale or purchase of forward contracts for the physical delivery of metals. When the Company purchases precious metal it sells a forward contract to protect against fluctuating market prices, conversely when the company sells precious metals it buys a contract to close the transaction. Futures contracts are measured at market value with unrealized gains and losses reflected in operations during the period. Westbury maintains inventories of precious metals in various states of processing. Westbury also maintains inventories at independent outside refineries. Such inventories are carried on its books at current market value.

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the operations of WMG for the period from April 1, 1998 through June 30, 1998 and the operations of Westbury, Alloy and West Tech, from July 1, 1997 through June 30, 1998. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements requires the Company's management to estimate the current effects of transactions and events whose ultimate outcomes may not be determinable until future years. Consequently, actual results could differ from those estimates.

TRANSLATION OF FOREIGN CURRENCIES

Translation adjustments result from the process of translating Alloy's financial statements from their local currency to U.S. dollars. Assets and liabilities in foreign currencies are translated into U.S. dollars at the rate in effect on the balance sheet date. Revenues and expenses are translated at the average rate for the period. Translation adjustments were not significant. Where amounts denominated in a foreign currency are converted to U.S. dollars by remittance or repayment, the realized exchange differences are not material and are included in determining net loss for the period.

INVENTORY AND DUE TO CUSTOMERS

The Company's customers have the option of receiving cash in lieu of the refined precious metals. Since the Company bears the risk of loss, it is the policy of the Company to record all precious metals received for refining as inventory and an offsetting liability due to customers.

Inventories which consist of precious metals, are stated at their market value. Quantities are determined based upon physical count.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost and depreciated using straight-line methods over the estimated useful lives of the assets ranging from 5 years to 39 years.

AMORTIZATION OF INTANGIBLE ASSETS

Intangible assets consist of goodwill, which is the excess of the purchase price over the fair value of assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited 24 years. Goodwill is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment would be recognized in operating results if a permanent diminution in value were to occur.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement 109, Accounting for Taxes issued by the Financial Accounting Standards Board. Under such statement, the tax benefits of tax operating loss carryforwards are recorded to the extent available less a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized.

NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is calculated using the weighted average number of common shares outstanding during the period. Diluted income
(loss) per share is calculated by including all dilutive potential common shares such as stock options and warrants. Potential common shares are not included for all periods presented because they would be anti-dilutive.

                  WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                              JUNE 30, 1998 AND 1997

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

Effective July 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. There was no significant impact on the Company's results of operations or financial position.

STOCK BASED COMPENSATION

The Company accounts for stock-based compensation using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees". Effective July 1, 1996, the Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", which require the disclosure of pro forma net income and earnings per share as if the Company adopted the fair value-based method in measuring compensation expense as of the beginning of fiscal 1996 (See Note 13).

NEW REPORTING PRONOUNCEMENT

The Company will implement the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, and SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits which require the Company to report and display certain information related to comprehensive income, operating segments, and employee benefits plans, respectively, as required in 1998. Adoption of these statements will not impact the Company's financial position or results of operations.

FAIR VALUE FINANCIAL INSTRUMENTS

The Company considers the fair value of all financial instruments to be not materially different from their carrying value at year end.

NOTE 2 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk.

NOTE 3 - ADVANCES TO CUSTOMERS

Advances to customers arise as a result of the Company advancing finished metal or cash to the customer prior to the subsequent settled amount. At the request of the customer, the Company may advance up to 90% of the expected settlement value of the metal to the customer. The Company occasionally advances or consigns metal to its customers. These advances are charged against future transactions with the customer.

NOTE 4 - INVENTORIES

Inventories are stated at current market value. Consistent with other companies that refine and produce precious metal fabricated products, some of the Company's gold and silver requirements are furnished by customers and suppliers on a consignment basis. Title to the consigned gold and silver remains with the Consignor. The value of consigned gold and silver held by the Company is not included in the Company's Balance Sheet. At June 30, 1998, the Company held $2,345,300 under consignment agreements with Republic National Bank. The Company's gold and silver requirements are provided from a combination of owned inventories, precious metals which have been purchased and sold for future delivery, and gold and silver received from suppliers and customers on a consignment basis.

                  WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 5 - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets at June 30, 1998 substantially consist of a value added tax credit from the Peruvian government of $245,847, and of payments in advance of Peruvian income tax of $56,886. Alloy may request the reimbursement of the value added tax credit to the local tax administration and is entitled to also receive reimbursement of the payments in advance of income taxes.

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at consists of the following;



Machinery and equipment                                        $487,777
Furniture and fixtures                                           54,135
Leasehold improvements                                           31,646
Vehicles                                                         26,285
                                                               --------
                                                                599,843
Less accumulated depreciation and amortization                  162,695
                                                               --------
Property, plant and equipment - net                            $437,148
                                                               ========

NOTE 7 - DUE FROM AFFILIATES

The Company loaned $69,543 to a trust whose trustees consist of the owners of one of the members of the Company. The loan, which does not bear interest, was repaid subsequent to June 30, 1997.

NOTE 8 - LOANS PAYABLE

The Company has entered into an agreement with Republic National Bank at June 30, 1998 to provide the Company with the gold used in production through consignment arrangements. At June 30, 1998, the Company included in its inventory 7,915 troy ounces of fine gold on consignment having a market value of $2,345,300 (see Note 4). The maximum amount of consigned gold available is limited to the amount guaranteed by letters of credit provided by a third party consignee, presently $2,600,000.

The Company has incurred consignment fees in the amount of $22,518 on the above loan for the year ended June 30, 1998.

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 9 - INCOME TAXES

The Company's net deferred tax asset as of June 30, 1998 is estimated as follows:

Deferred tax assets:

   Net operating loss carryforward             $ 140,000

Deferred tax liability:
   Amortization of goodwill                        4,000
                                               ---------

Net deferred tax asset                           144,000
Valuation allowance                              144,000
                                               ---------

Net deferred taxes                             $       0
                                               =========

A valuation allowance for 1998 has been applied to offset the deferred tax asset in recognition of the uncertainty that such tax benefit will be realized.

At June 30, 1998, the Company has available net operating loss carryforwards for federal and state income tax purposes of approximately $350,000, which are available to offset future taxable income, if any. These carryforwards expire beginning in 2012.

The provision for income tax represents the Peruvian tax on the income of Alloy. Income tax has been computed on the basis of taxable income adjusted by inflation (a fixed rate of 30%).

                  WESTBURY METALS GROUP INC., AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

NOTE 10 - STOCKHOLDERS' EQUITY

Effective March 31, 1998, the Company issued 1,850,000 shares of its common stock in exchange for all of the outstanding shares of Westbury Alloys, Inc. This merger was accounted for as a purchase. The value attributed to the shares was $100,000, which was the value of all of the outstanding shares on the books of Westbury Alloys, Inc. Additionally, in accordance with the reverse merger, the Company declared and paid a 1.057142 for one stock dividend on the Company stock outstanding. This resulted in an additional 92,500 shares of stock issued.

The Company entered into an agreement whereby it issued shares of its common stock through a private placement memorandum. The proceeds of the offering, net of expenses, was $2,334,039, from the issuance of 1,167,312 shares of common stock. In October, November and December 1997 the Company obtained Bridge Financing of $700,000. A substantial portion of the proceeds was used to repay the long-term debt of $500,000 due to Stacie Green. Included in the issued shares are 233,333 shares issued to certain investors who had provided the bridge financing to Westbury and converted their loans to equity at the same offering price of $3.00 per share. These noteholders also received warrants to purchase 700,000 shares of common stock of the Company at $2.25 per share. The warrants expire on March 31, 2000.

NOTE 11 - STOCK OPTION PLAN

Under the Company's stock option plan (Westbury Alloys' Inc.'s 1997 Omnibus Stock Incentive plan (as amended) (the "Plan") which has been ratified by the shareholders' of Westbury Metals Group Inc., options to purchase a maximum of 750,000 shares of common stock (subject to adjustment in the event of stock splits, stock dividends, recapitalization and other capital adjustments) may be granted to employees and outside directors of the Company. The options to be granted under the plan are designated as incentive stock options or non-incentive stock options by the board of directors which also has the discretion as to the person to be granted the options, the number of shares subject to the options and the terms of the option agreements. The plan is administered by the board of directors. All present and future employees shall be eligible to receive incentive awards under the plan, and all present and future non-employee directors shall be eligible to receive non-statutory options under the plan. The options are intended to receive incentive stock option tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

The exercise price of shares of common stock covered by an incentive stock option shall not be less than 100% of the fair market value of such shares on the date of grant, provided that if an incentive stock option is granted to an employee who, at the time of the grant, is a 10% shareholder, then the exercise price of the shares covered by the incentive stock option shall not be less than 110% of the fair market value of such shares on the date of grant. The exercise price of shares covered by a non-statutory stock option shall not be less than 85% of the fair market value of such shares on the date of grant.

Options outstanding at June 30, 1998 are exercisable at prices ranging from $.50 to $3.00 per share, the fair market value on the date of grant, and expire at various dates to June 17, 2008. Options to purchase 180,000 shares were granted October 28, 1997, while the plan was part of Westbury Alloys, Inc. Options to purchase 100,000 shares were granted June 18, 1998 and are exercisable through June 17, 2008. The options granted October 28, 1997 are exercisable at a rate of 45,000 shares annually for four years beginning October 28, 1997. Of the options granted June 18, 1998, 50,000 are exercisable immediately and 25,000 are exercisable annually beginning June 18, 1999 and June 18, 2000. No other options have been granted, exercised or terminated.

NOTE 12 - COMMITMENTS

EMPLOYMENT AGREEMENT

The Company's chief executive officer has an employment agreement expiring December 31, 2000. Under the agreement he receives $175,000 annually plus 10% of the annual pretax profits of the Company in excess of $500,000 to a maximum bonus of $175,000 per year.

                  WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                              JUNE 30, 1998 AND 1997

NOTE 12 - COMMITMENTS (CONTINUED)

LEASE COMMITMENT
Effective July 22, 1996 the Company entered into a seven-year lease, expiring July 31, 2003, for the premises known as 750 Shames Drive, Westbury, New York, which approximates 10,200 square feet. The annual rental in the initial year of the lease is $7.50 per square foot, plus escalation's for real estate taxes.

Provided the Company is not in default under the lease, the Company has the option to purchase the premises, along with premises known as 700 Shames Drive (7,800 square feet). If the Company exercises the option to buy within the first three years of the lease, the combined purchase price of both premises shall be $1,200,000. After the first three years of the lease, the purchase terms of the property shall be determined as specified in the lease, which calls for among other provisions, the purchase price to be fair market value.

Future minimum lease payments are as follows:


                  For the year ending June 30,
                  ------------------------------
                               1999                   $82,416
                               2000                    84,762
                               2001                    85,884
                               2002                    89,556
                               2003                    92,004
                                                    -----------
                                                     $434,622
                                                    ===========

Rent expense for the years ended June 30, 1998 and 1997 was $91,624 and $72,181, respectively.

CONSULTING SERVICES
Effective July 22, 1996, the Company entered into a five year consulting agreement with Lawrence Raskin. Under the agreement, the Company will pay Lawrence Raskin $10,000 annually for a total fee of $50,000 plus certain expenses.

LETTERS OF CREDIT
An affiliate of the Company has entered into letter of credit arrangements with an unrelated third-party to provide letters of credit in the amount of $2,600,000 to guarantee the debt to Republic National Bank. During the current fiscal year the Company paid fees of $21,807 for these letters of credit.

NOTE 13 - STOCK BASED COMPENSATION
The per share average fair value of stock options granted during the year ended June 30, 1998 were $2.59 and $.66 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected dividend yield               0%
Risk free interest rate               5%
Expected stock volatility             0%
Expected option life                  4 YEARS AND 5 YEARS

The Company applies APB opinion No 25 in accounting for its plans and, accordingly, no compensation cost has been recognized in the financial statements for its stock options which have an exercise price equal to the fair value of the stock on the date of the grant. Had the Company determined compensation cost based on the fair value at the grant date of this stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below for the year ended June 30, 1998:

                 WESTBURY METALS GROUP, INC., AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997



NOTE 13 - STOCK BASED COMPENSATION (CONTINUED)
----------------------------------------------

Net loss:                               Net loss per share:
          As reported    $(424,441)               As reported         $(.20)
          Pro forma      $(502,694)               Pro forma           $(.23)

Pro forma net loss reflects only options granted during the year ended June 30, 1998. The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 4 years. No stock options were granted during the year ended June 30, 1997.

NOTE 14 - SUBSEQUENT EVENTS
---------------------------

On July 1, 1998 Westbury International, Inc., was formed to provide trading and risk management services. Activities include metals leasing, financing arrangements, cash and forward purchases and sales for internal metals management requirements and as a profit center dealing with third parties.

The Company has entered into an agreement to purchase an adjacent building at 900 Shames Drive, Westbury, New York for a total of $510,000. There is a mortgage commitment from Roosevelt Savings Bank in the amount of $325,000. The title to this property will be in Westbury Realty Management Inc., a newly formed corporation with no activity in the current year. The closing is anticipated to take place on September 29, 1998.

NOTE 15 - RELATED PARTY TRANSACTIONS
------------------------------------

An officer of the Company is affiliated with a legal firm which provided services to the Company in 1998. Fees earned by such affiliate were $67,641.

NOTE 16 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
----------------------------------------------------------

                                                                 1998                1997
                                                                 ----                ----
Cash paid during the year for
-----------------------------
Interest expense                                               $164,454           $   24,290

Noncash investing and financing activity
----------------------------------------
A loan obligation was incurred when the Company financed the
purchase of its automobile.                                                       $   20,402

Various not obligations were incurred when the Company
financed the purchase of equipment and goodwill.                                  $  500,000

NOTE 17 - RESTATEMENT OF FINANCIAL STATEMENTS
---------------------------------------------

Subsequent to the issuance on September 18, 1998 of the consolidated financial statements as of and for the year ended June 30, 1998, the Company's management discovered that the merger of Westbury Alloys Inc. and Rosecap, Inc., treating Rosecap, Inc. as the acquirer whereas, under interpretations of reverse acquisitions it seems more appropriate to show the accounting treatment for the merger with Westbury Alloys, Inc. as the acquirer. Accordingly, the accompanying consolidated financial statements have been restated to correct this treatment, resulting in the reduction of goodwill by $416,496, reduction of capital in excess of par value by $1,292 and an increase in the accumulated deficit by $415,204.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of the shares will be borne by Westbury Metals Group. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

Securities Act Registration Fee                            $  3,464.17
Legal Fees and Expenses*                                     75,000.00
Accounting Fees and Expenses*                                 5,000.00
Printing Expenses*                                           25,000.00
Miscellaneous*                                               11,535.83
                                                           -----------
Total                                                      $120,000.00

*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our amended certificate of incorporation in effect as of the date hereof (the "Certificate") provides that the Registrant's directors and officers shall not be personally liable to third parties for expenses, fines or settlements actually and reasonably incurred in connection with any action arising out of his service to the Registrant. Additionally, the Registrant's Certificate provides that the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages and expenses or settlements actually and reasonably incurred in connection with the defense of any such action. Indemnification shall be made to a director who is adjudged liable for negligence or misconduct in the performance of his duties to the Registrant only to the extent that the court in which the action was brought determines that the director is fairly and reasonably entitled to indemnification despite his liability. The Registrant may obtain liability insurance for its officers and directors.

         The indemnification discussed above shall only be made to the extent that the director or officer to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe that his conduct was unlawful. Such determination shall be made by either (a) a majority vote of a quorum consisting of members of the Board of Directors who were not party to the relevant suit, (b) if such quorum is not obtainable, or if such quorum so directs, by independent legal counsel in a written opinion, or (c) by the Registrant's shareholders.

         Section 722(a) of the New York Business Corporation Law ("BCL") provides that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Registrant may and in certain cases, must be indemnified by the company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

ITEM 16.  RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

         1. From December 1999 to February 2000, the registrant sold in a private placement to investors 1,875,494 units, each unit consisting of one share of the registrant's common stock and a redeemable warrant to purchase one-half share of the registrant's common stock at a price per share of $4.00. The registrant sold each unit for $3.00 for aggregate proceeds of $5,626,482. KSH Investment Group, Inc. served as the placement agent in this private placement. In connection with this private placement, the registrant also issued to employees of KSH Investment Group, Inc. an aggregate of 332,071 warrants to purchase shares of the registrant's common stock at a price of $4.00 per share.

         2. In July 1999 in connection with a loan, the registrant issued to Alliance Capital Investment Corp. 90,000 warrants to purchase shares of common stock at an exercise price of $9.00 per share. The warrants are exercisable in July 2000 and expire in July 2002. In September 1999, the registrant issued an additional 3,273 warrants to Alliance Capital Investment Corp., which expire in March 2002.

         3. In fiscal 1998, the registrant entered into an agreement whereby it issued shares of its common stock in a private placement memorandum. The proceeds of the offering, net of expenses, including conversion of a bridge loan to common stock, was $3,034,039 from the issuance of 1,167,312 shares of common stock.

         4. The registrant has issued 389,000 options to purchase shares of common stock at a weighted average exercise price of $2.02 under its stock option plan.

         None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and Regulation D promulgated thereunder or Rule 701 promulgated thereunder.

         The recipients of securities in each of the foregoing transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                   (a)      Exhibits.

       Number                                Description
       ------                  -----------------------------------------
        *3.1         Amended Certificate of Incorporation.
        *3.2         By-laws.
        *4.1         Specimen Common Stock certificate.
         4.2         Form of Warrant Certificate
         5.1         Opinion of Latham & Watkins.
        10.1         Registration Rights Agreement.
        10.2         1997 Omnibus Stock Incentive Plan.
       *10.3         Employment Agreement with Mandel Sherman.
      **10.4         Employment Agreement with Rajendra Shukla.
        10.5         Employment Agreement with Mark R. Buckley.
        10.6         Employment Agreement with Michael Huber.
        10.7         Consulting Agreement with Lawrence Raskin.
      **10.8         Loan and Consignment Agreement with BancBoston, N.A.
        21.1         Subsidiaries
        23.1         Consent of Deloitte & Touche, LLP.
        23.2         Consent of Noles Monteblanco & Asoc. S.C.
        23.3         Consent of Citrin Cooperman & Company, LLP.
        23.4         Consent of Latham & Watkins (included in Exhibit 5.1).
        24.1         Powers of Attorney (included on the signature page to this filing).
        27.1         Financial Data Schedule for fiscal year ended June 30, 1999.
        27.2         Financial Data Schedule for fiscal year ended June 30, 1998.
        27.3         Financial Data Schedule for fiscal year ended June 30, 1997.
        27.4         Financial Data Schedule for the six months ended December 31, 1999.
        27.5         Financial Data Schedule for the six months ended December 31, 1998.

--------------------
* Previously filed on October 8, 1998 with Form 10-K for the fiscal year ended June 30, 1998, File No. 033-42408.
**       Previously filed on July 28, 1999 on Current Form 8-K, File No.
         033-42408.

                  (b)      Financial Statement Schedules.

                  Independent Auditors' Report on Financial Statement Schedule

                  Schedule II - Valuation and Qualifying Accounts

ITEM 17.          UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, WESTBURY METALS GROUP, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, WHO IS DULY AUTHORIZED TO DO SO, IN THE CITY OF WESTBURY, NEW YORK, AS OF APRIL 10, 2000.

                                   WESTBURY METALS GROUP, INC.

                                   By:    /s/ Mandel Sherman
                                      -----------------------------------------
                                   Name:  Mandel Sherman
                                   Title: Chairman, Chief Executive Officer and
                                          President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mandel Sherman and Mark R. Buckley, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF APRIL 10, 2000.


          SIGNATURE                                         TITLE                              DATE
          ---------                                         -----                              ----


    /s/ Mandel Sherman
   ---------------------------               Chief Executive Officer and Chairman of      April 10, 2000
        Mandel Sherman                       the Board of Directors (Principal
                                             Executive Officer)
    /s/ Mark R. Buckley
   ---------------------------               Treasurer, Chief Financial Officer           April 10, 2000
        Mark R. Buckley                      (Principal Financial and Accounting
                                             Officer)

    /s/ Michael A. O'Hanlon
   ---------------------------               Director                                     April 10, 2000
        Michael A. O'Hanlon

    /s/ Michael Riess
   ---------------------------               Director                                     April 10, 2000
        Michael Riess




                                       4